UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

UMED HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Texas	90-0893594
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6628 Bryant Irvin Road, Suite 250
Fort Worth, Texas	76132
(Address of principal executive offices)	(Zip Code)

(817) 346-6900
(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock ($0.001 par value)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

UMED HOLDINGS, INC.

EXPLANATORY NOTE

This registration statement on Form 10 (“Registration Statement”) is being filed by UMED Holdings, Inc. (the “Company,” “ we ,” “us,” or “our ”) in order to register common stock of the Company voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”). The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

We will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.  The registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://www.sec.gov.

Unless otherwise noted, references in this registration statement to the “Company,” “we,” “our,” or “us” mean UMED Holdings, Inc. and its wholly-owned subsidiaries, Mamaki of Hawaii, Inc., a company organized as a Nevada corporation, Greenway Innovative Energy, Inc., a company organized as a Nevada corporation and Logistix Technology Systems, Inc., a company organized as a Texas corporation.  Our principal executive offices are located at 6628 Bryant Irvin Road, Suite 250, Fort Worth, Texas, 76132 and our telephone number is (817) 346-6900.

FORWARD-LOOKING STATEMENTS

This registration statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our current assumptions, expectations and beliefs concerning future developments and their potential effect on our business. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “approximately,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although the absence of these words does not necessarily mean that a statement is not forward-looking. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.

Factors that may cause or contribute actual results to differ from these forward-looking statements include, but are not limited to, for example:

●	adverse economic conditions;
●	the price of natural gas, gold and other precious metals and tea;
●	an inability to convert natural gas to diesel and jet fuels;
●	an inability to extract the gold and other precious metal reserves;
●	a change in the estimate of harvestable tea products that can be harvest from our tea operations in Hawaii;
●	an inability of our mamaki tea plants to grow and produce tea leaves in sufficient quantity for commercial sales;
●	a change in the estimate of gold and other precious metals recoverable from our Bureau of Land Management placer mining claims; and
●	other risks and uncertainties related to mining and our business strategy.

This list is not exhaustive of the factors that may affect our forward-looking statements. All forward-looking statements speak only as of the date of this report. We undertake no obligation to update any forward-looking statements or other information contained herein. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from expectations under “Risk Factors” and elsewhere in this current report. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Item 1.    Business.

Business Development

UMED Holdings, Inc. (“UMED,” or the “company”) was incorporated in Texas on March 13, 2002.   UMED owns technology for converting natural gas to liquids, primarily diesel and jet fuel (“GTL”), mining claims on federal Bureau of Land Management (BLM) in Southwest Arizona, a mamaki tea farm on 25 acres located on the big island in Hawaii, and oil rig drilling data management technology.  The Company is in the process of seeking funding to operate the mamaki tea farm in Hawaii, secure clients for the Logistix Technology for oil and gas drilling rigs technology software, build the GTL units, begin the mining operations on the BLM land.  The Company staked the BLM placer mining claims on the 1,440 acres in Arizona in September 2011, and, since then, has maintained the claims and will establish an exploration and development plan, when capital is available.  The Company purchased 80% of Mamaki Tea & Extract of Hawaii, Inc. in May of 2012 (nka Mamaki of Hawaii, Inc. (and the remaining 20% in December 2012), and, since then, has worked to bring the tea plant into production.  The Company has begun to harvest some tea leaves from its mamaki tea farm and place samples out with distribution chains to gage the desirability of our tea product.  The Company’s current plan is to work the mamaki tea farm to produce revenues that can sustain the Company while it seeks capital to launch the Logistic software, the mining on the BLM mining claims and GTL operations.  The Company has filed a patent application with the US Patent Office for its GTL technology.  As shown in the accompanying consolidated financial statement, the Company has incurred a cumulative deficit of $4,318,655 and $3,069,898 as of June 30, 2013 and December 31, 2012, respectively. The ability of the Company to continue as a going concern is in doubt and dependent upon on the ability of the Company to obtain necessary capital and financing to fund ongoing operations and achieving a profitable level of operations. UMED does not have the financial resources and does not have any commitments for funding from unrelated parties or any other firm agreements that will provide working capital to its business segments. We cannot give any assurance that UMED will locate any funding or enter into any agreements that will provide the required operating capital. UMED has been depended on the sale of equity and advances from shareholders to provide it with working capital to date.

Description of Property

Mamaki Tea Plantation

The Company’s wholly-owned subsidiary, Mamaki of Hawaii, Inc. acquired Wood Valley Plantation, consisting of 25 acres, in August of 2012 and will commercialize, grow, produce and market Mamaki Tea concentrate, extract and supplements to select domestic retail outlets, large commercial clients and retail stores.  Wood Valley Plantation is in the Kau district of the Big Island on the southeastern side of the island.  Wood Valley is a crescent shaped region that lies at the foot of Mauna Loa, the Earth’s largest volcano.   There are 8 acres currently planted with approximately 5,500 producing mature tea bushes and 400 newly planted 6” to 12” seedlings, which are expected to be productive within 12 to 24 months.  An additional 11 acres of cleared land is suitable for immediate planting.

Arizona Mining Claims

The company owns 72 unpatented federal placer mining claims on BLM land in Mohave County, Arizona, staked in September 2011, immediately southeast of Kingman, Arizona. The lead claim file number for the claims with the BLM (BLM file no. AMC 403533).  The claims cover approximately 1,440 acres of very rugged, mountainous terrain in Mohave County, Arizona. The claims are subject to an annual renewal fee (currently $10,800) paid yearly by the Company to the BLM prior to September 1st of each year, along with a notice of intent to hold the claims. The mining claims were acquired by staking land owned by the BLM.

The claims are accessible by a dirt road that is maintained during the summer months by the United States Forest Service.

Business Strategy

UMED is a diversified holding company that owns and operates businesses in a variety of industries including energy, mining and agriculture.

Our focus is to acquire businesses as wholly-owned subsidiaries that meet some key requirements: (1) solid management that will not have to be replaced in the near future, (2) the ability to grow with steady growth to follow, and (3) an emphasis on emerging core industry markets, such as energy, metals and agriculture.

Operationally, the Company plans to initially focus on the Mamaki Tea Plantation while it seeks the capital necessary to market the Logistic software to track drilling rig components, develop and build the GTL units, and drill test holes and test the samples on its Arizona placer mining claims to determine the potential value of the various metals that may be located on the claims.

Mamaki Tea Operations

In May of 2012, UMED acquired an 80% (which became 100% owned in December 2012 through the Company’s exercise of an option to purchase the remaining 20%) stake of Mamaki Tea & Extract, Inc.(now known as Mamaki of Hawaii, Inc.) , owner and operator of Wood Valley Plantation..   Mamaki tea is indigenous to Hawaii and ideally grows the best between 2,000 and 3,000 feet.  See Exhibits 10.4 and 10.5.

Wood Valley Plantation, home of Mamaki of Hawaii, Inc., is in the Kau district of the Big Island on the southeastern side of the island. Wood Valley is a crescent shaped region that lies at the foot of Mauna Loa, the Earth’s largest volcano. The fertile soils and mild climate creates a lush tropical forest of exotic plants and flowers, surrounded by coffee and macadamia nut farms. The climate is mild throughout the year with moderate humidity, few severe storms and consistent year round rainfall providing an excellent growing environment for Mamaki.

We estimate that the farm is capable of producing over 250,000 lbs. of Mamaki tea per year.  Mamaki of Hawaii is currently expanding its production capacities to help meet potential demands.

Gas To Liquid (GTL) Units

In August 2012, UMED acquired Greenway Innovative Energy, Inc. which owns patent pending Gas-To-Liquid (“GTL”) technology in the energy industry.  Assuming that sufficient capital is secured, Greenway will commercialize, market, and deploy the patent-pending portable GTL conversion technology.

This technology is based upon the Fischer-Tropsch conversion system that has been operational in various locations throughout the world since the 1930’s. The Company’s GTL conversion unit is modular, scalable, and in our opinion, able to produce fuel of higher quality than competing known technologies. Additionally, we believe that this technology meets several urgent needs in the marketplace for a low-cost, mobile system that can produce cleaner and more efficient diesel and jet fuels from smaller, stranded, or otherwise inaccessible natural gas fields in the U.S. and Canada.

The catalyzing environment of the Technology consists of small diameter tubes. We believe that these tubes, when fitted with the applicable catalyst(s), will convert the feed stocks into the most narrowly refined distribution of hydrocarbon molecular lengths, and also produce the minimum output of non-favored hydrocarbons as well as unwanted and unusable emissions.  In effect, the small-diameter catalyzing tubes are expected to provide an ideal environment for tightly regulating the heat-transfer characteristics occurring during the FT process.  In short, we believe that we are designing a proprietary conversion unit that will be scaled down to meet the demands of portability, but without sacrificing, and indeed improving upon, the primary function of the FT process.

Arizona Mining Operations

In December 2010, UMED acquired the rights to placer mining leases on Bureau of Land Management land in Arizona. The Company’s plan is to obtain samples from a depth of up to forty feet for testing to give it a basis for developing a mining program on its 1,440 acres.

At such time as the Company has available capital it plans to engage a geologist consulting firm to perform various evaluations of sample drilling materials.   After the assessments of the drilling samples are received, together with the test results, the company will then develop a more robust exploration program and budget for exploration.  Thereafter, it will have to pursue fund raising activities to fund the exploration it plans to implement.  Because the overall viability of the mining property has not been assessed, the company has not developed a full plan or budget.  Investors should be aware that at the early stage of developing the mining properties, there may not be any conclusive results or the results of the initial exploration will indicate that the mining property is not viable. Therefore, investors will not be able to realize any gain on their investment.

Technology Systems Services

In August 2012, the Company acquired 50% of Rig Support Services, Inc. (nka Logistix Technology Systems, Inc.), which is developing a unique and valuable technology and asset management Tool for the Oil and Gas Industry.  In February 2013, we acquired the remaining 50% (See Exhibits 10.7 and 10.19).  We believe that this tool will not only provide independent rig owners and operating companies the ability to more accurately view and report on drilling operations, it will also allow for a more streamlined approach to processing purchase orders, receiving parts, saving dollars and ensuring increased efficiency by significantly decreasing rig down-time due to mechanical break-downs.  We believe that this technology will also have applications in other businesses that need asset management capabilities.

Competition

We also expect to compete for qualified agriculturalist, geological, environmental and petroleum experts to assist us in our different operating segments, as well as any other consultants, employees and equipment that we may require in order to conduct our operations.

Currently, there is significant competition for financial capital to be deployed in agriculture, mining and mineral extraction, particularly in relation to the oil and gas extractive industries.  Therefore, it is difficult for smaller companies such as UMED to attract investment for its various business activities.  We cannot give any assurances that we will be able to compete for capital funds, and without adequate financial resources management cannot assure that the company will be able to compete in our business activities and ultimately in agricultural, metals and mineral deposit development, production and sales.

Mamaki Tea Operations

Mamaki Tea will face competition from other tea brands on the market.  It will be the Company’s challenge to distinguish itself from these other brands.

Gas To Liquids (GTL)

As described above the Fisher-Tropsch technology has been available since the 1930’s.  There a few GTL plants around the world, but they are massive plants similar to oil refineries, costing billions of dollars and do not have the portable feature of the machine we are proposing to build.   With the price of natural gas being in the $3 to $4 per million cubic feet (mcf) range, the GTL process has gained some attention with companies announcing plans to build stationary GTL plants costing billions dollar.   At such point that we have GTL product to sell, we feel reasonably confident that it can be sold on the world market, especially if the price of diesel remains at current levels.  Our challenge will be to control the cost of operations at levels below the world market price for diesel.

Arizona Mining Operations

Currently, we do not have any direct competition with respect to the specific claims that the company owns.  Within the industry of gold, silver, platinum, etc., if we were to develop production capacity, the company would compete with other suppliers of these metals.  Because metals are sourced world-wide, our competition would include companies operating in diverse locations such as Africa, Australia, the People’s Republic of China and the Americas.  The companies that commonly are producing metals of this nature are large capitalization companies, with established mining claims and operations.  Their deposits are often refined and sold through related parties or to and through companies with which they have long standing relationships.  In some countries which are seeking to develop their metals resource capabilities, there are direct and indirect subsidies and supports that give these producers market advantage.  In the United States, we will also have to face the competitive differential imposed by a body of sophisticated, comprehensive environmental laws that cover mining, transportation, refining and distribution of metals.  Additionally, since there are dangerous aspects to the operation of placer mining, there is a body of worker protection and similar laws that we will have to comply with.  These may be more restrictive and costly rules than our competitors have to follow, which would make our operations more expensive and less competitive in the world market.  As with the GTL product, gold, silver and platinum are very marketable products once they are in a refined state.  Our challenge will be to control the mining and refining costs at levels below the world market price for these metals.

Regulation

Gas to Liquid (GTL) Operations

Oil and gas operations are subject to various federal, state, local and international environmental regulations that may change from time to time, including regulations governing oil and gas production and transportation, federal and state regulations governing environmental quality and pollution control and state limits on allowable rates of production by well or proration unit. These regulations may affect the amount of oil and gas available for sale, the availability of adequate pipeline and other regulated transportation and processing facilities and the marketing of competitive fuels. For example, a productive natural gas well may be “shut-in” because of an oversupply of natural gas or lack of an available natural gas pipeline in the areas in which we may conduct operations. State and federal regulations generally are intended to prevent waste of oil and gas, protect rights to produce oil and gas between owners in a common reservoir, control the amount of oil and gas produced by assigning allowable rates of production, provide nondiscriminatory access to common carrier pipelines and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state and local agencies.

We believe that, once we may begin operations, we will be capable of substantially complying with the various statutes, rules, regulations and governmental orders to which our operations may be subject, although we cannot assure you that this will remain the case. Moreover, those statutes, rules, regulations and government orders may be changed or reinterpreted from time to time in response to economic or political conditions, and any such changes or reinterpretations could materially adversely affect our results of operations and financial condition.

Mamaki Tea Operations

In the United States and foreign markets, we will be affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions, including regulations pertaining to: (1) the packaging, labeling, distribution, importation, sale and storage of our products; (2) product claims and advertising, including direct claims and advertising by us, as well as claims and advertising by distributors, for which we may be held responsible; (4) transfer pricing and similar regulations that affect the level of U.S. and foreign taxable income and customs duties; (5) taxation of our independent distributors (which in some instances may impose an obligation on us to collect the taxes and maintain appropriate records); and (6) currency exchange and repatriation.

In the United States, the growing, harvesting, packaging, storing, labeling, promotion, advertising, distribution and sale of our products will be subject to regulation by various governmental agencies, including (1) the Food and Drug Administration, or FDA, (2) the Federal Trade Commission, or FTC, (3) the Consumer Product Safety Commission, or CPSC, (4) the United States Department of Agriculture, or USDA, (5) the Environmental Protection Agency, or EPA, (6) the United States Postal Service, and (7) United States Customs and Border Patrol.  The FDA, in particular, regulates the growing of conventional foods such as those that will be distributed by us.  Within the United States, this category of products is subject to the Nutrition, Labeling and Education Act, or NLEA, and regulations promulgated under the NLEA. The NLEA regulates health claims, ingredient labeling and nutrient content claims characterizing the level of a nutrient in the product. The ingredients added to conventional foods must either be generally recognized as safe by experts, or GRAS, or be approved as food additives under FDA regulations.

Mining Operations

The exploration and development of a mining prospect is subject to regulation by a number of federal and state government authorities. These include the United States Environmental Protection Agency and the Bureau of Land Management as well as the various state environmental protection agencies.  The regulations address many environmental issues relating to air, soil and water contamination and apply to many mining related activities including exploration, mine construction, mineral extraction, ore milling, water use, waste disposal and use of toxic substances.  In addition, we are subject to regulations relating to labor standards, occupational health and safety, mine safety, general land use, export of minerals and taxation.  Many of the regulations require permits or licenses to be obtained and the filing of Notices of Intent and Plans of Operations, the absence of which or inability to obtain will adversely affect the ability for us to conduct our exploration, development and operation activities.  The failure to comply with the regulations and terms of permits and licenses may result in fines or other penalties or in revocation of a permit or license or loss of a prospect.

We must comply with the annual staking and patent maintenance requirements of the State of Arizona and the United States Bureau of Land Management.  We must also comply with the filing requirements of our proposed exploration and development, including Notices of Intent and Plans of Operations.  In connection with our exploration and assessment activities, we have pursued necessary permits where exemptions have not been available although, to date, most of these activities have been done under various exemptions.  We will need to file for water use and other extractive-related permits in the future.

Employees

We currently employ three executives, our Chief Executive Officer Kevin Bentley, our President, Richard Halden, and our Chief Financial Officer, Randy Moseley.  Messrs. Bentley, Halden and Moseley have written employment agreements discussed in Item 2, Note 13 to the financial statements and Exhibits 10.9, 10.10 and 10.11.  The Company employee’s one administrative staff assistant.

Mamaki of Hawaii, Inc. currently has three executives, a chief executive officer, a president and a vice president of business development, who work under agreements with Mamaki of Hawaii, Inc.  Currently Mamaki uses day labor to perform the farming tasks.

Greenway Innovative Energy, Inc. employees consist of Chief Executive Officer, Conrad Greer and Secretary/Treasurer, Ray Wright, whom work under agreements with UMED as set forth in Exhibits 10.12 and 10.13.  Greenway plans to use outside consultants to perform the engineering and design work on the GTL Unit, at such time as capital funds are available

We do not have any other employees at this time. In the future, when we need other persons for aspects of the exploratory work and other functions, we will hire persons under service agreements as consultants, part-time and full time employees as necessary. We do not have any arrangements for the hiring of any persons at this time.

Executive Offices

Our principal executive offices are located at 6628 Bryant Irvin Road, Suite 250, Fort Worth, Texas  76132.  Our telephone number is (817) 346-6900.

Item 1A.         Risk Factors.

An investment in our securities is highly speculative and extremely risky. You should carefully consider the following risks, in addition to the other information contained in this registration statement, before deciding to invest in our securities.

Risks Related to Our Business

We have a limited operating history.

We have a limited history of revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably.   We have engaged in various activities of obtaining energy technology, acquiring agricultural properties and obtaining mining claims by staking a prospect area, and conducting preliminary analysis and only the earliest of exploratory activities. There is a significant amount of additional work and investment necessary for all of our business segments for us to demonstrate the efficacy of our overall business plan.   Our company’s operations will be subject to all the risks and uncertainties inherent in a company without a significant operating history. If our business plan is not successful, and, we are not able to operate profitably, investors may lose some or all of their investment in our company.

We do not expect positive cash flow from operations in the near term. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be required to scale back or curtail exploration operations.

We do not expect positive cash flow from operations in the near term.  In particular, additional capital may be required in the event that the expansion and operating costs for our properties increase beyond our expectations.  We will depend almost exclusively on outside capital to pay for the acquisition and expansion of our operating entities. Such outside capital may include the sale of additional stock, issuance of debt instruments and/or commercial borrowing. We can provide no assurances that any financing will be successfully completed.   If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be required to scale back or curtail operations for our business

We will be dependent on locating and hiring, at economical rates, independent consultants and occasional workers for the implementation of our business plan without whom we will not meet the expected timing of implementation of our business plan.

We will rely on consultants and occasional workers in addition to our own staff to perform the daily tasks necessary to grow our various business segments.   We may not be able to locate, employ or retain persons with the appropriate experience and skills to successfully execute our business plan.  The inability to do the proposed actions on a timely basis or at all may result in the delay of implementing our business plan, thereby causing additional expense or our business failure.

Our business future is dependent on building a Company that can sustain itself, which we believe will come from the Mamaki Tea Plantation as it has the product that is most marketable at this time.  Then as capital is available, we will focus on the capital intense parts, such as the portable GTL Unit and the mining operations. Without being able to sustain itself, the Company may not be able to survive and investors will lose their investment.

Our strategy is to develop the Mamaki Tea Plantation into a commercial operation that can sustain the Company while it seek the capital to build the GTL Units, mine the BLM claims and develop the Logistix software.   Thus, at any stage in the growth of the Company, we may determine there is no business reason to continue, and at that time, our financial resources may not enable us to continue and will cause us to terminate operations.  If we do substantially curtail or terminate our business, investors will lose their entire investment.

We will require additional funds which we plan to raise through the sales of our common stock and/or the issuance of debt.

We anticipate that our current cash will not be sufficient to complete our planned operations and exploration programs and development of assets and properties. Subsequent acquisition and exploration activities will require additional funding. Our only present means of funding is through the sale of our common stock and issuance of debt instruments. The sale of common stock requires favorable market conditions for exploration companies like ours, as well as specific interest in our stock. If we are unable to raise additional funds in the future, our business will need to be curtailed.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern. The general business strategy of the Company is to acquire businesses as wholly-owned subsidiaries that meet some key requirements: (1) solid management that will not have to be replaced in the near future, (2) the ability to grow with steady growth to follow, and (3) an emphasis on emerging core industry markets, such as energy, metals and agriculture. The continued operations of the Company depends on its ability to obtain necessary financing to develop the mamaki tea farm, manufacture the initial GTL unit and perform testing on the mining claims and upon the future profitable production from these business segments.  Management will seek additional capital through share issuances and loans to finance it’s the development of these business segments, although there can be no assurance that management will be successful in these efforts.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statement, the Company has incurred deficit accumulated of approximately $4.3 million as of June 30, 2013. The ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary capital and financing to fund ongoing operations.
To meet these objectives, the Company continues to seek other sources of capital and financing in order to support existing business operations. However, there are no assurances that any such capital or financing can be obtained on acceptable terms and timely manner, if at all.  The failure to obtain the necessary working capital would have a material adverse effect on the business prospects and, depending upon the shortfall, the Company may have to curtail or cease its operations.

Unfavorable global economic conditions may have a material adverse effect on us since raising capital to continue our operations could be more difficult.

Uncertainty and negative trends in global economic conditions, including significant tightening of credit markets and a general economic decline, have created a difficult operating environment for our business and other companies in our industry. Depending upon the ultimate severity and duration of any economic downturn, the resulting effects on our business could be materially adverse if we are unable to raise the working capital required to carry out our business plan.

Our precious metals exploration efforts are highly speculative; we have not yet established any proven or probable reserves.

Precious Metals exploration is highly speculative. It involves many risks and is often non-productive. Even if we believe we have found a valuable precious metals deposit, it may be several years before production is possible. During that time, it may become no longer feasible to produce those precious metals for economic, regulatory, political, or other reasons. Additionally, we may be required to make substantial capital expenditures and to construct mining and processing facilities. As a result of these costs and uncertainties, we may be unable to start, or if started, to finish our exploration activities. In addition, we have not to date established any proven or probable reserves on our mining properties and there can be no assurance that such reserves will ever be established.

Regulatory compliance is complex and the failure to meet all the various requirements could result in loss of a staked prospect, fines or other limitations on the proposed business.

We will be subject to regulation by numerous federal and state governmental authorities, but most importantly, by the Federal Environmental Protection Agency, the Federal Department of Energy, the Federal Department of the Interior, the Bureau of Land Management, and the Federal Drug Administration, and comparable state agencies.  The failure or delay in making required filings and obtaining regulatory approvals or licenses will adversely affect our ability to operate in the energy industry, the agricultural industry, and explore for viable mineral deposits and carry out subsequent aspects of our business plan.  The failure to obtain and comply with any regulations or licenses may result in fines or other penalties, and even the loss of our rights to operate in a particular industry.   We expect compliance with these regulations to be a substantial expense in terms of time and cost.  Therefore, compliance with or the failure to comply with applicable regulation will affect our ability to succeed in our business plan and ultimately to generate revenues and profits.

Among the various regulations are permitting and licensing requirements.  These cover a large number of the activities in which oil and gas, agricultural, and mining operations must engage, such as environmental related permitting, agricultural product certification, mineral extraction, reclamation, waste disposal and water use and disposal.  To the extent there are toxic substances used in the natural gas operations, and mining and processing of minerals, there are usually permitting requirements for the use, storage and disposal of such substances.  The company will be required to provide bonds for certain of the activities associated with its natural gas and mining operations, such as for reclamation.  Before operations may commence, including certain drilling and testing activities, notices must be provide to the state including scope of activities statements that must be reviewed and approved.  If any of these necessary permits, licenses and approvals are not obtained, or not obtained on a timely basis, the Company’s operations will be adversely affected. Delays will be costly and may even restrict proposed operations.

Risks Related to Our Common Stock

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid a dividend on our common stock. We intend to retain earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any dividends in the foreseeable future.

 The trading price of our common stock may be volatile.

We currently anticipate that the market for our common stock will remain limited, sporadic, and illiquid until such time as we generate significant revenues, if ever, and that the market for our common stock will be subject to wide fluctuations in response to several factors, including, but not limited to the risk factors set forth in this report as well as the depth and liquidity of the market for our common stock, investor perceptions of the Company, and general economic and similar conditions. In addition, we believe that there are a small number of market makers that make a market in our common stock. The actions of any of these market makers could substantially impact the volatility of the Company’s common stock.

Substantial sales of our common stock could adversely affect our stock price.

We had 127,439,168 and 125,269,141 shares of common stock outstanding as of June 30, 2013 and December 31, 2012, respectively.  Sales of a substantial number of shares of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Such sales could cause the market price of our common stock to decline. We cannot predict whether future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock and as a result the investor may lose his entire investment made into the Company.

We are subject to the requirements of section 404 of the Sarbanes-Oxley Act. If we are unable to timely comply with section 404 or if the costs related to compliance are significant, our profitability, stock price and results of operations and financial condition could be materially adversely affected.

We are required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, which require us to maintain an ongoing evaluation and integration of the internal controls of our business. We were required to document and test our internal controls and certify that we are responsible for maintaining an adequate system of internal control procedures for the year ended December 31, 2012.

We evaluated our existing controls for the year ended December 31, 2012. Our chief executive officer and chief financial officer identified material weaknesses in our internal control over financial reporting and determined that we did not maintain effective internal control over financial reporting as of December 31, 2012. The identified material weaknesses did not result in material audit adjustments to our 2012 financial statements; however, uncured material weaknesses could negatively impact our financial statements for subsequent years.  In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control – Integrated Framework.

We identified the following  deficiencies  which together  constitute a material weakness  in our  assessment  of the  effectiveness  of  internal  control  over financial reporting as of December 31, 2012:

o    The Company has inadequate segregation of duties within its cash disbursement control design.

o    During the year ended December 31, 2012, the company internally performed all aspects of our financial reporting process, including, but not limited to the underlying accounting records and record journal entries and responsibility for the preparation of the financial statement due to the fact these duties were performed often times by the same people, a lack of review was created over the financial reporting process that might result in a failure to detect errors in spreadsheets, calculations, or assumptions used to compile the financial statement and related disclosures as filed with the SEC.  These control deficiencies could result in a material misstatement to our interim or annual financial statements that would not be prevented or detected.

o   The Company does not have a sufficient number of independent directors for our board and audit committee.  We currently have no independent director on our board, which is comprised of two directors, and we do not have a functioning audit committee. As a publicly-traded company, we should strive to have a majority of our board of directors be independent.

The Company is continuing the process of remediating its control deficiencies.  However, the material weakness in internal control over financial reporting that has been identified will not be remediated until numerous  internal controls are implemented and  operate for a period of time,  are tested,  and the Company is able to conclude that such  internal  controls are operating  effectively.  The Company cannot provide assurance that these procedures will be successful in identifying material errors that may exist in the financial statements.  The Company cannot make  assurances  that it will not identify  additional  material weaknesses  in its  internal  control  over  financial  reporting in the future.  Management plans, as capital becomes available to the Company, to increase the accounting and financial reporting staff and provide future investments in the continuing education and public company accounting training of our accounting  and  financial  professionals.

Other than the  matters  discussed  above,  during  the  period  covered by this report,  there were no significant  changes in the Company's  internal  controls over financial  reporting that have materially affected or are reasonably likely to materially affect the Company's internal controls over financial reporting.

It should be noted  that any  system of  controls,  however  well  designed  and operated,  can provide only  reasonable,  and not absolute,  assurance  that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events.  Because of these and other inherent limitations of control system, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

We cannot be certain that we will be able to successfully complete the procedures, certification and attestation requirements of Section 404, or that our auditors will not have to report a material weakness in connection with the presentation of our financial statements. If we fail to comply with the requirements of Section 404, or if our auditor’s report such material weakness, the accuracy and timeliness of the filing of our annual report may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock. In addition, a material weakness in the effectiveness of our internal controls over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition.

Further, we believe that the out-of-pocket costs, the diversion of management’s attention from running the day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404 of the Sarbanes-Oxley Act could be significant. If the time and costs associated with such compliance exceed our current expectations, our results of operations could be adversely affected.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our potential competitors, are not subject to these prohibitions.

ITEM 2.          FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Except for the historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this report. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this registration statement. Our discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes and with the understanding that our actual future results may be materially different from what we currently expect.

Overview

UMED Holdings, Inc. (“UMED”) was originally incorporated as Dynalyst Manufacturing Corporation (“Dynalyst”) under the laws of the State of Texas on March 13, 2002.  On June 7, 2006, Dynalyst Manufacturing Corporation amended its Articles of Incorporation to increase its authorized number of common shares from Twenty Million (20,000,000) to Seventy Five Million (75,000,000) shares and authorized Twenty Five Million (25,000,000) shares of preferred stock.

In connection with the merger with Universal Media Corporation (“UMC”), a Nevada corporation, on August 17, 2009, the company changed its name to Universal Media Corporation.   The transaction was accounted for as a reverse merger, and Universal Media Corporation is the acquiring company on the basis that Universal Media Corporation’s senior management became the entire senior management of the merged entity and there was a change of control of Dynalyst.  While the transaction is accounted for using the purchase method of accounting, in substance the transaction was a recapitalization of Dyanlyst’s capital structure.  In connection with the merger, Dynalyst issued 57,500,000 restricted common shares to stockholders of Universal Media Corporation for 100% of Universal Media Corporation.

On August 18, 2009, Dynalyst approved the amendment of its Articles of Incorporation and filed with the Texas Secretary of State to change the Company’s name to Universal Media Corporation and approved the increase in authorized shares to 300,000,000 shares of common stock, par value $.0001 and 20,000,000 shares of preferred, par value $.0001.

On March 23, 2011, Universal Media Corporation approved the amendment of its Articles of Incorporation and filed with the Texas Secretary of State to change the Company’s name to UMED Holdings, Inc.

UMED Holdings, Inc. a Texas corporation, (hereinafter “UMED” or “the Company”) is a holding company with present interest in energy, mining and agriculture.  The Company has established its corporate offices at 6628 Bryant Irvin Road, Suite 250, Fort Worth, Texas  76132 consisting of approximately 3,500 square feet.

Energy Interest

In August 2012, UMED acquired Greenway Innovative Energy, Inc., filed a patent application, and is conducting research on Gas-to-Liquid (“GTL”) technology.  The Technology is based upon the Fischer-Tropsch (“FT”) conversion system that has been operational in various locations throughout the world since the early 1930s.  Thousands of FT systems have operated during the last 80 years, being most notably responsible for driving energy economies of wartime Nazi Germany and Imperial Japan.  More recently, and for a more sustained period, FT has been responsible for providing much of the motive energy required to meet the needs of the Republic of South Africa, a country recognized as having pushed FT technology much further than any other nation since the development of the process.

Greenway’s research has been centered on developing a portable production-scale FT system (“the Portable Technology”) to accommodate the needs of smaller gas plays that are increasingly beginning to characterize natural gas production within the US and elsewhere.  Based on preliminary estimates, the Company is currently seeking funding of $20,000,000 to position the initial (1,250 BPD) GTL unit near an existing pipeline to obtain the cleanest gas possible and not have to deal with desulfurization on the first unit.  The primary allocations of the funds are expected to be for the following;

Engineering	$500,000
Desulfurization unit	600,000
Steam methane reformer	2,900,000
Catalyst	3,000,000
FT Reactor	5,000,000
Fractionation tower	4,000,000
Manufacturing costs	2,000,000
Corporate overhead	2,000,000
Total	$20,000,000

Mining Interest

In December 2010, UMED acquired the rights to approximately 1,440 acres of placer mining claims in Mohave County, Arizona for 5,066,000 shares of restricted common stock.  Actual mining and processing will determine the ultimate value realized.  The Company’s current expectations are that it will need approximately $2,000,000 to begin certified assaying ($500,000), development of a mining plan with the BLM ($500,000) and acquire exploration equipment ($1,000,000).  The total requirement will not be known until reports from consulting geologist are received.

Mamaki Tea Farm

On May 2, 2012, the Company acquired 80% of Mamaki of Hawaii, Inc. (formerly Mamaki Tea & Extract, Inc.), a Nevada corporation in exchange for 5,000,000 shares of the Company’s restricted common stock and $150,000 in cash.  On December 31, 2012, the Company acquired the remaining 20% of Mamaki of Hawaii, Inc. for 500,000 shares of its restricted common stock and $127,000 in cash.    The Company is currently seeking funding of $5,000,000.  The primary allocations of the funds are expected to be for the following;

Operations	$1,000,000
Facilities	1,000,000
Marketing	500,000
Additional acreage	2,500,000
Total	$5,000,000

Technology Systems Services

In August 2012, the Company acquired 50% of Rig Support Group, Inc., (nka Logistix Technology Systems, Inc.) which is developing a unique and valuable technology and asset management Tool for the Oil and Gas Industry for 100,000 shares of restricted common stock.  In February 2013, we acquired the remaining 50% for 500,000 shares of restricted common stock.  We believe that this tool will not only provide independent rig owners and operating companies the ability to more accurately view and report on drilling operations, but will also allow for a more streamlined approach to processing purchase orders, receiving parts.

Results of Operations

Revenues for the years ended December 2012 and 2011 were $59,257 and $ 0, respectively. The revenues were primarily from the Company’s mamaki tea operations, which began the last half of 2012.  The mamaki tea operations are not considered season, although sales will fluctuate from quarter to quarter as the business grows.    We reported net losses during the years ended December 31, 2012 and 2011 of $892,114 and $1,830,741, respectively.

The following chart summarizes operating expenses and other income and expenses for the year ended December 31, 2012 and 2011:

	2012	2011

General and administrative	$1,441,932	$1,254,520
Depreciation and amortization	61,918	3,221
Net interest expense	60,727	-

The table below illustrates the Company’s results for the reporting segment for the year ended December 31, 2012, as the reporting unit was acquired at its inception in May 2012:

2012
Sales	$59,257
Cost of sales	32,221
Gross Profit	27,036
General and administration expense	228,073
Depreciation expense	61,868
Operating loss	(262,905)

Other income (expense)
Interest expense	(60,727)
Forgiveness of debt	443,927
383,200

Net income	$120,295

December 31, 2012

Total assets	$2,052,997
Total liabilities	$1,154,271

For the year ended December 31, 2012, general and administrative costs consisted primarily of management and consulting fees of $906,100, legal fees of $89,717, contract labor of $103,865, rent expense of 94,364, travel expenses of $30,432, computer and internet expenses of $30,810, and stock based compensation of $76,164.

For the year ended December 31, 2011, general and administrative costs consisted primarily of management and consulting fees of $1,088,598, legal fees of $28,911, Rent expense of 44,641, mining fees of $20,824, computer and internet expenses of $8,691, and stock based compensation of $18,750.

Net loss was $892,114 or $0.01 per basic and diluted earnings per share for the year ended December 31, 2012 compared to $1,830,741 or $0.02 per share for the year ended December 31, 2011. The weighted-average number of shares used in the earnings per share for the basic and dilutive computation was 118,991,313for the year ended December 31, 2012 and 102,037,874 for the year ended December 31, 2011.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Revenues for the six months ended June 30, 2013 and 2012 were $8,823and $ 0, respectively. The revenues were primarily from the Company’s mamaki tea operations.    We reported net losses during the six months ended June 30, 2013 and 2012 of $1,248,757 and $537,111, respectively,

The following chart summarizes operating expenses and other income and expenses for the six months ended June 30, 2013 and 2012:

	2013	2012

General and administrative	$1,072,479	$537,111
Depreciation and amortization	58,727	-
Net interest expense	47,644	-

The table below illustrates the Company’s results for the reporting segment for the six months ended June 30, 2013, as the reporting unit was acquired at its inception in May 2012 and began operations after June 30, 2012:

2013

Sales	$8,823
Cost of sales	78,730
Gross Profit	(69,907)

General and administration expense	268,448
Depreciation expense	58,529
Operating loss	(396,884)

Other income (expense)

Interest expense	(47,644)

Net loss	$444,528

December 31, 2012

Total assets	$1,959,628
Total liabilities	$1,475,374

For the six months ended June 30, 2013, general and administrative costs consisted primarily of management and consulting fees of $738,853, contract labor of $142,208, rent expense of 38,400, travel expenses of $62,342, legal expenses of $20,678.

For the six months ended June 30, 2012, general and administrative costs consisted primarily of management and consulting fees of $405,000, legal fees of $69,085, Rent expense of 34,800, computer and internet expenses of $7,423.

Net loss was $1,248,757 or $0.01 per basic and diluted earnings per share for the six months ended June 30, 2013 compared to $537,111 or $0.00 per share for the six months ended June 30, 2012. The weighted-average number of shares used in the earnings per share for the basic and dilutive computation was 126,505,812 for the six months ended June 30,, 2013 and 113,987,295 for the six months ended June 30, 2012.

Liquidity and Capital Resources

We do not currently have sufficient working capital to fund our future operations. We cannot assure that we will be able to continue our operations without adequate funding. We had $195,443 in cash, total assets of $2,412,395 and total liabilities of $3,013,472 as of December 31, 2012. Total stockholder’s deficit at December 31, 2012 was $601,077.

For the year ended December 31, 2012, cash provided by operating activities was $117,461, while cash used in operating activities was $274,517 for the year ended December 31, 2011.  Cash used by investing activities were $392,511 and $473,000 for the years ended December 31, 2012 and 2011, respectively.

Cash provided by financing activities for the years ended December 31, 2012 and 2011 was $468,160 and $749,830, respectively, due to the sale of common stock and advances by shareholders.

We project that approximately $30,000,000 of capital will be needed for all aspects of our business development.  We project a need of $20,000,000 to build the first portable GTL Unit, $5,000,000 to develop our Mamaki Tea operations, $2,000,000 for our mining exploration plan, and $3,000,000 for general and administration.   Further, until there is a fuller assessment of the mining property, we cannot determine the capital requirements and our operating budgets, if it is decided to pursue full exploration and development. We also will be subject to environmental expenses in connection with these activities.  We will also have the expense of maintaining and defending any patents obtained, our claims, and seeking further patents and claims to be able to garner enough area to make our operations more viable, once we have shown appropriate mineral deposits present in our claims, if at all.  After building the first GTL Unit and determining the commercialability of the mining claims, we will need substantial capital to build additional GTL Units, develop the mining claims, acquire plant and equipment and hire personnel.

We intend to seek equity forms of capital. We do not believe that debt financing is available to the company at this time, partly because we do not have any earnings with which to support debt service or maintain typical debt covenants. We have no firm arrangements for any capital at this time.  Additionally, equity capital for small companies generally and small companies in the oil and gas and mining segments in particular, have a difficult time competing for investors because of the high risk at this stage of development and the fact that the investment is long term.  The market for the transportation fuel and metals that the company believes may be derived from the GTL Units and from its mining claims also influences investment decisions, such that if there is strong demand, then funds may be relatively more available, but if market demand is not strong or the price of transportation fuels and the metals declines, funding may be unavailable. Additionally, the capital demands of the oil and gas industries present competition for funds for companies in the metals segment.  The failure to obtain the necessary working capital would have a material adverse effect on the business prospects and, depending upon the shortfall, the Company may have to curtail or cease its operations.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The general business strategy of the Company is to first develop the mamaki tea farm to provide the source of revenue to maintain the Company’s viability, while seeking capital to construct the first portable GTL Unit and explore and research its existing mining leases properties.  As shown in the accompanying consolidated financial statement, the Company has incurred a cumulative deficit of $4,318,655 and $3,069,898 as of June 30, 2013 and December 31, 2012, respectively. The ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations.

Commitments

Employment Contracts

In May 2011, the Company entered into employment agreements with its chief executive officer, president and chief financial officer.  The Agreements are for a term of 5 years with compensation of $180,000 the first year, $240,000 the second year, $300,000 the third year, $350,000 the fourth year, and the fifth year at a salary commensurate with those in similar industries.  The employment agreements also provide for the officers to received 1,250,000 shares of restricted common stock annually for each year of the employment agreement.  During the years ended December 31, 2012 and 2011, the Company accrued $540,000 and $720,000, respectively, as management fees in accordance with the terms of these agreements.  See Exhibits 10.9, 10.10 and 10.11 for complete description of the employment agreements.

In August 2012, the Company entered into employment agreements with the president and chairman of the board of Greenway Innovative Energy, Inc. for a term of 5 years with compensation of $90,000 per year.  See Exhibits 10.12 and 10.13 for complete description of the employment agreements.

Mining Leases

The Company’s minimum commitment for 2013 is approximately $10,800 in annual maintenance fees, which are due September 1, 2013.  Once the company enters the production phase, royalties owed to the BLM are equal to 10% of production.

Financing

The Company’s financing has been provided by advances from shareholders and by issuing shares of its common stock in various private placements to related parties and individuals.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

Significant Accounting Policies

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

 ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing 605-25 on the Company's financial position and results of operations was not significant.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reported period.  Actual results could differ materially from the estimates.

Cash and Cash Equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2012, cash consists of a checking accounts held by financial institutions.

Mine Exploration and Development Costs

The Company accounts for mine exploration costs in accordance with Accounting Standards Codification 932, Extractive Activities.  All exploration expenditures are expensed as incurred. Mine development costs are capitalized until production, other than production incidental to the mine development process, commences and are amortized on a units of production method based on the estimated proven and probable reserves. Mine development costs represent costs incurred in establishing access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels. The end of the development phase and the beginning of the production phase takes place when construction of the mine for economic extraction is substantially complete. Amortization of capitalized mine development is computed based on the estimated life of the mine and commences when production, other than production incidental to the mine development process, begins. At December 31, 2012, the Company had not incurred any mine development costs.

Mine Properties

The Company accounts for mine properties in accordance with Accounting Standard Codification 930, Extractive Activities-Mining.  Costs of acquiring mine properties are capitalized by project area upon purchase of the associated claims.  Mine properties are periodically assessed for impairment of value and any diminution in value.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes consist primarily of timing differences such as deferred officers’ compensation and stock compensation accounting versus tax differences.

Net Loss Per Share, basic and diluted

The Company has adopted Accounting Standards Codification Subtopic 260-10, Earnings Per Share (“ASC 260-10), specifying the computation, presentation and disclosure requirements of earning per share information. Basic loss per share has been computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Shares issuable upon conversion of the notes payable and exercise of warrants has been excluded as a common stock equivalent in the diluted loss per share because their effect is anti-dilutive on the computation.

Concentration and Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit.

Impact of New Accounting Standards

The Company has adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”), which was formerly known as SFAS 168. ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the Securities and Exchange Commission (the "SEC") under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  All guidance contained in the Codification carries an equal level of authority.  The Codification superseded all existing non-SEC accounting and reporting standards and all other non-grandfathered, non-SEC accounting literature not included in the Positions or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right.  ASUs will serve only to update the Codification, provide background information about the guidance and provide the basis of conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows.  Based on that review, the Company believes that none of these pronouncements will have a significant effect on its consolidated financial statements.

Going Concern

Our financial statements include a statement that unless, we obtain financing or generate revenues, there is substantial concern that we will be able to continue as a going concern.  We do not have any current firm prospects for obtaining financing and as part of our business plan we intend to seek operational capital to continue the development of the mamaki tea farm and maintain our operations.   Our most immediate source of generating revenues is the mamaki tea farm.  Without a short term source of revenue, we may not be able to continue with our business plan and have to curtail our operations and any growth activities.

To date, we have financed our operations from the sale of restricted common stock and advances from shareholders.

ITEM 3.          PROPERTIES

The principal office of UMED is at 6628 Bryant Irvin Road, Suite 250, Fort Worth, Texas   76132, where it has leased limited office space, at a nominal expense.

The Company’s subsidiary Mamaki of Hawaii, Inc.  owns approximately 25 acres on the big island of Hawaii. There are facilities on the property including a 3,000 square foot home with office space and an equipment barn.

The Company has staked 72 placer mining claims in Mohave County, Arizona on BLM land (BLM file no. AMC 403533) covering approximately 1,440 acres in Mohave County southeast of Kingman, Arizona.

ITEM 4.          Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information as of December 31, 2012 regarding the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) by each of our directors and executive officers and (iii) by all of our executive officers and directors as a group. Each of the persons named in the table has sole voting and investment power with respect to common stock beneficially owned.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)

Randy Moseley (3)	30,648,952	20.25%

Richard Halden (4)	29,897,952	19.75%

Kevin Bentley (5)	13,125,000	8.67%

Craig Takacs	3,157,563	2.01%

All officers and directors
as a group (4 persons)	76,829,467	50.76%

(1)	Beneficial ownership is determined based on factors including voting and investment power with respect to shares.

(2)
Percentage of beneficial ownership is based on the 125,269,141 shares of common stock outstanding as of December 31, 2012 and the preferred shares outstanding at December 31, 2012 (738,894 at conversion rate of 15 shares of common for each preferred share) and 15,000,000 shares of preferred for a total of 151,352,551 shares used to determine percent of ownership.

(3)
Includes 8,999,000 shares of common held directly by Mr. Moseley, 2,797,000 shares of common held by Mr. Moseley’s spouse, 5,000,000 shares of preferred held directly by Mr. Moseley, 8,626,554 shares of common and 611,956 shares of convertible preferred held by Capital Equity Partners, LLC of which Mr. Moseley is a member, 5,000,000 shares of common held by Media Advertising LLC of which Mr. Moseley is a member, 3,500,000 shares of common held by Arkansas Partners of which Mr. Moseley is a partner, and 625,000 shares of common held by BioEnergy LLC of which Mr. Moseley is a member.

(4)
Includes 8,744,000 shares of common held directly by Mr. Halden, 2,500,000 shares of common held by Mr. Halden’s spouse, 5,000,000 shares of preferred held directly by Mr. Halden, 8,626,554 shares of common and 611,956 shares of convertible preferred held by Capital Equity Partners, LLC of which Mr. Halden is a member, 5,000,000 shares of common held by Media Advertising Partners LLC of which Mr. Halden is a member, 2,000,000 shares of common held by Clear Fork Communications, LLC of which Mr. Halden is a member, and 3,500,000 shares of common held by Arkansas Partners of which Mr. Halden is a partner.

(5)	Includes 8,125,000 shares of common stock and 5,000,000 shares of preferred stock.

Change in Control

There are no present arrangements known to the Company, including any pledge by any person of the Company’s securities, the operation of which may at a subsequent date result in a change in control of the Company.

 ITEM 5.         Directors and Executive Officers

Set forth below are our present directors and executive officers. Note that there are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers. There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers serve at the discretion of the Board of Directors.
		Present Position
Name	Age	and Offices

Kevin Bentley	39	Chief Executive Officer and Director

Richard Halden	59	President and Director

Randy Moseley	65	Treasurer, Chief Financial Officer, Director
		Principal Accounting Officer
		and Secretary

Craig Takacs	47	Director

Set forth below are brief accounts of the business experience during the past five years of each director and executive officer of the Company.

KEVIN BENTLEY was appointed chief executive officer and director on March 23, 2011.  Prior to joining UMED, Mr. Bentley was vice-president business development of Healthtronics, Inc., a healthcare services and medical devices company focused primarily in urology. Mr. Bentley joined Healthtronics in April 2008 with the acquisition of Advanced Medical Partners, Inc., a leading provider of urological services, where he was chief development officer and principal since 2003. Previously, Mr. Bentley served as chief executive officer of Referral Technologies, Inc., a technology consulting firm specializing in information systems and communications.  Prior to that Mr. Bentley held various management positions in the telecommunications and information technology sectors.  Mr. Bentley holds a B.B.A in Marketing from The University of Southern Mississippi.

RANDY MOSELEY was appointed chief executive officer, chief financial officer and chairman of the board on August 18, 2009.  Mr. Moseley served as chief financial officer and director (August 2009 to December 2012) for Swordfish Financial, Inc. (SWRF), a financial company focusing on recovering financial assets in dormant accounts for clients.   Mr. Moseley served as the chief financial officer and director (March 2007 to February 2013) for Utilicraft Aerospace Industries, Inc. (UITA), a developing aerospace company focusing on freight related aircraft.   Mr. Moseley served (2001 to 2006) as executive vice president, chief financial officer and director of Urban Television Network Corp, a network created to serve independent broadcast television stations and cable operators.   From 1999 to 2001, Mr. Moseley served as executive vice president and chief financial officer for Tensor Information Systems, Inc., a private Fort Worth company in the business of developing custom software applications.  Mr. Moseley, a certified public accountant, earned a BBA degree from Southern Methodist University. He is a member of the Texas Society of CPAs.

RICHARD HALDEN was appointed president and director of UMED Holdings, Inc. on August 18, 2009.  Mr. Halden also currently serves as president of Capital Equity Partners, LLC, (2007 to present) a management services firm providing corporate financial and marketing services to public companies.  Mr. Halden was co-founder of Channel 28, in 2004, a Dallas, Texas independent television station airing programming provided by Urban Television Network Corporation, which contracted with Mr. Halden from 2001 to 2006.  Prior to the founding of Channel 28, Mr. Halden provided consulting services to American Independent Network Corporation, Hispanic Television Network, Inc. and American Tire from 1996 to 2001.

CRAIG TAKACS has served as a Director of the Company since its incorporation in March 2002.  Mr. Takacs served as president and chief executive officer of the Company’s predecessor, Dynalyst Manufacturing Corporation, from March 2002 until his resignation in August 2009.  Prior to Dynalyst, Mr. Takacs worked for Institutional Capital Management, where he served as the firm’s technology analyst.  Mr. Takacs received his BBA in Business Management in 1984 from Texas A&M University.

None of the directors and officers is related to any other director or officer of the Company.

Significant Employees

We have no employees who are not executive officers, but who are expected to make a significant contribution to our business. We intend in the future to hire independent horticulturalists, geologists, engineers and excavation subcontractors on an as needed basis.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees as listed in Section 401(f) of Regulation S-K within the past ten years material to the evaluation of the ability and integrity of any director and executive officer of the Company.

Audit Committee

We do not have an audit committee and are not required to have an audit committee because we are not a listed security. We do not believe that the addition of such an expert would add anything meaningful to the Company at this time. It is also unlikely we would be able to attract an independent financial expert to serve on our board of directors at this stage of our development.

Code of Ethics

We have adopted a Code of Ethics that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  See Exhibit 10.1.

ITEM 6.          EXECUTIVE COMPENSATION

Summary of Compensation of Executive Officers

The following summary compensation table sets forth information concerning the compensation paid during the fiscal years ended December 31, 2012 and December 31, 2011 to our principal executive officers and principal financial officers. No other officer or person received total annual compensation in excess of $100,000 since in our date of incorporation.

Summary Compensation Table

					All Other
Name and Position	Year	Salary($)		Bonus($)	Compensation ($)		Total ($)

Kevin Bentley, Chief Executive Officer	2012	240,000	(1)	-			240,000
	2011	180,000	(2)	-	6,250	(3)	186,250

Richard Halden, President	2012	240,000	(4)	-			240,000
	2011	380,000	(5)	-	6,250	(6)	386,250

Randy Moseley, Chief Financial Office	2012	240,000	(7)	-			240,000
and Principal Financial Office	2011	380,000	(8)	-	6,250	(9)	386,250

(1)	This amount includes $240,000 accrued by the Company but unpaid.

(2)	This amount includes $180,000 accrued by the Company but unpaid.

(3)	This amount represents value of 625,000 shares of common stock issued based on employment agreement.

(4)	This amount includes $240,000 accrued by the Company but unpaid.

(5)	This amount includes $380,000 accrued by the Company but unpaid.

(6)	This amount represents value of 625,000 shares of common stock issued based on employment agreement.

(7)	This amount includes $240,000 accrued by the Company but unpaid.

(8)	This amount includes $380,000 accrued by the Company but unpaid.

(9)	This amount represents value of 625,000 shares of common stock issued based on employment agreement.

Stock Options/SAR Grants

No grants of stock options or stock appreciation rights have been made since our inception.

Compensation of Directors

No cash compensation was paid to our directors for their services as directors since our inception. We have no standard arrangement pursuant to which our directors are to be compensated for their services in their capacity as directors except for the granting from time to time of incentive stock options. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director. Other than indicated below, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment or Change of Control

In May 2011, the Company entered into employment agreements with its chief executive officer, president and chief financial officer.  The Agreements are for a term of 5 years with compensation of $180,000 the first year, $240,000 the second year, $300,000 the third year, $350,000 the fourth year and the fifth year at a salary commensurate with those in similar industries.  The employment agreements also provide for the officers to received 1,250,000 shares of restricted common stock annually for each year of the employment agreement.  During the years ended December 31, 2012 and 2011, the Company accrued $540,000 and $720,000, respectively, as management fees in accordance with the terms of these agreements.  See Exhibits 10.9, 10.10 and 10.11 for complete description of the employment agreements.

In August 2012, the Company entered into employment agreements with the president and chairman of the board of Greenway Innovative Energy, Inc. for a term of 5 years with compensation of $90,000 per year.

The board of directors approved the employment agreements with the officers of the Company and believes the compensation is fair for officers with experience of the individuals serving the Company. As the Company grows, it will establish a compensation committee to review these agreements. Our directors do not receive any compensation for serving as directors.

Equity Compensation Plan

We do not have any securities authorized for issuance under any equity compensation plans.

Item 7.            Certain Relationships and Related Transactions, and Director Independence.

Randy Moseley, the Company’s chairman of the board and chief financial officer, was co-largest shareholder of Universal Media Corporation prior to the Merger.  Under the terms of the Merger, Mr. Moseley and affiliated companies were issued 24,582,282 restricted shares of common stock of Dynalyst Manufacturing Corporation.

Richard Halden, the Company’s president and a director, was co-largest shareholder of Universal Media Corporation prior to the Merger.  Under the terms of the Merger, Mr. Halden and affiliates were issued 24,582,282 restricted shares of common stock of Dynalyst Manufacturing Corporation.

In June 2011, the Company's management agreed to assign to the Company a 30% interest in 1st Resource Ventures #1, LLC, a manufacturing company and a 30% interest in 1st Resource Operating Company LLC, an operating company for the Gas to Liquid Units related to the Company’s agreement with 1st Resource Group, Inc. discussed in Notes 5 and 8 above.  The Company issued 10,000,000 shares of restricted common stock for the assignment, which was the same number of shares originally paid by the members of management to Resource Venture Partners LLC, a company associated with 1st Resource Group, Inc. for the 30% interests in both entities.

The Company contended that the shares were obtained under false pretense and misleading information and sued 1st Resource Ventures #1, LLC to have the shares returned to the Company.  The Company and 1st Resource Ventures #1, LLC reached a settlement agreement in 2012, whereby 1st Resource Ventures #1, LLC and its members agreed to return the 10,000,000 shares to the Company.

Other than the transactions described above, the Company and none of its subsidiaries are a party to a current or proposed transaction that would exceed $120,000; this includes any transaction that involves any of our directors, executive officers, or beneficial holders of more than 5% of our outstanding shares of common stock, or any member of the immediate family of any of the forgone persons that may have had, currently has, or will have any direct or indirect material interest in the Company.  In the normal course of business, our officers may make advances for business expense; these advances are non-interest bearing and due on demand.  No such advances were outstanding at December 31, 2012.

Director Independence

Our board of directors currently consists of Kevin Bentley, Richard Halden, Randy Moseley and Craig Takacs. Messrs. Bentley, Halden and Moseley are executive officers of the Company. Craig Takacs is considered to be an independent director.

Item 8.            Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Item 9.            Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Since 2007, our common stock has been quoted in the OTC Pink Market. From 2007 to 2009, our common stock was quoted using the symbol DYMF.PK. From October 2009 to present, our common stock has been quoted using the symbol UMED.PK. The following table sets forth the range of high and low sales prices per share of the common stock for each of the calendar quarters identified below as reported by the OTC Pink Market. These quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

Year ended December 31, 2012:	High	Low

Jan. 1, 2012 to March 31, 2012	$0.14	$0.14
April l, 2012 to June 30, 2012	$0.11	$0.11
July 1, 2012 to Sept. 30, 2012	$0.11	$0.11
Oct. 1, 2012 to Dec. 31, 2012	$0.08	$0.08

Year ended December 31, 2011:	High	Low

Jan. 1, 2011 to March 31, 2011	$0.10	$0.10
April l, 2011 to June 30, 2011	$0.30	$0.27
July 1, 2011 to Sept. 30, 2011	$0.30	$0.30
Oct. 1, 2011 to Dec. 31, 2011	$0.20	$0.20
Holders

As of January 15, 2013, there were approximately 197 stockholders of record of our common stock. This does not reflect persons or entities that hold their stock in nominee or street name.

Dividends

We have never paid any dividends.  For the foreseeable future, we anticipate using any available funds to finance the growth of our operations, and thus, at we will not pay cash dividends to holders of common stock. The payment of dividends, if any, in the future is within the discretion of the board of directors and will depend on our earnings, capital requirements, restrictions imposed by lenders and on our financial condition, having funds legally available to pay dividends and other relevant factors.

Equity Compensation Plans

There are currently no outstanding options, warrants or other rights to purchase shares of our common stock.  The company does not anticipate adopting any equity award plans in the near future.  Notwithstanding the foregoing, because the company does not have any cash resources at this time, it may issue shares or options to or enter into obligations that are convertible into shares of common stock with its employees and consultants as payment for services or as discretionary bonuses.  The company does not have any arrangements for such issuances or arrangements at this time.

Item 10.          Recent Sales of Unregistered Securities.

The following sets forth certain information concerning securities which were sold or issued by us without the registration of the securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in reliance on exemptions from such registration requirements within the past two years:

In June 2013, the Company issued 92,250 shares of restricted common stock for consulting services and valued the shares at $10,500.  The shares of common stock were issued to the consultant without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In June 2013, the Company accepted a subscription for a total of 50,000 shares of our restricted common stock from an “accredited investor”, as that term is defined in Regulation D under the Securities Act.   We received gross proceeds of $5,000.  The securities were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In June 2013, the Company issued 277,777 shares of restricted common stock to an individual for the conversion to common stock of a $50,000 advance to the company.  The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In February 2013, the Company issued 1,000,000 shares of restricted common stock for consulting services and valued the shares at $65,275.  The shares of common stock were issued to the consultant without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In February 2013, the Company issued 750,000 shares to Ryan Wester for 100% ownership of Rig Support Systems, Inc. and valued the shares at $37,500.  The shares of common stock were issued to the consultant without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In December 2012, the Company issued 2,454,723 shares of restricted common stock to an individual for the conversion of $300,000 of advances to the Company.  The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In December 2012, the Company issued 500,000 shares of restricted common stock for the remaining 20% interest in Mamaki of Hawaii, Inc. and valued the shares at $269,330.  The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In September 2012, the Company issued 1,520,248 shares of restricted common stock for consulting services rendered to the Company and valued the shares at $76,164.  The shares of common stock were issued to the consultant without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In May 2012, the Company issued 5,000,000 shares of restricted common stock for 80% of Mamaki of Hawaii, Inc. and valued the shares at $250,000.   The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In May 2012, the Company issued 142,500 shares of restricted common stock to an individual for legal services rendered to the Company and valued the shares at $14,252.   The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In May 2012, the Company issued 1,700,000 shares of restricted common stock to an individual for the conversion of $170,000 of advances to the Company.  The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In May 2012, the Company accepted a subscription for a total of 500,000 shares of our restricted common stock from an “accredited investor”, as that term is defined in Regulation D under the Securities Act.  We received gross proceeds of $25,000.  The securities sold were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In April 2012, the Company issued 100,000 shares of restricted common stock to Rig Support Services, Inc. towards its investment and valued the shares at $6,000.  The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In March 2012, the Company issued 500,000 shares of restricted common stock to an individual for the conversion of $50,000 of advances to the Company.  The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

 In December 31, 2011, the Company 600,000 issued shares of restricted common stock in the acquisition of 49% interest in JetTech LLC and valued the shares at $90,000.   The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In June 2011, the Company issued 1,875,000 shares of restricted common stock, 625,000 each to its president, chief executive officer and chief financial officer in accordance with their employment agreements.  The shares were valued at a total of $18,750.   The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In June 2011, the Company issued 4,000,000 shares of restricted common stock for consulting services rendered to the Company and valued the shares at $40,000.   The shares of common stock were issued to the consultant without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In June 2011, the Company issued 10,000,000 shares of restricted common stock, 2,500,000 each to its president, chief executive officer, chief financial officer and outside consultant in the acquisition of their interest in Gas to Liquid manufacturing and operating companies owned by Resource Venture Partners LLC.  The shares were valued at a conservative $100,000 as the future income potential is not certain at this time.   The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In March 2011, the Company issued 2,723,933 shares of restricted common stock to 8 individuals for the conversion of $272,393 of advances to the Company.  The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In March 2011, the Company accepted a subscription for a total of 6,217,392 shares of our restricted common stock to 5 “accredited investors”, as that term is defined in Regulation D under the Securities Act.  We received gross proceeds of $338,000.  The securities sold were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In February 2011, the Company issued 141,963 shares of restricted common stock for consulting services and valued the shares at $7,098. The shares of common stock were issued to the consultant without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

Item 11.          Description of Registrant’s Securities to Be Registered.

General

On August 18, 2009, the Company amended its Articles of Incorporation to increase its authorized shares to 320,000,000 shares common stock, with a par value of $0.0001 each. The Company authorized the issuance of 20,000,000 shares of preferred stock, with a par value $0.0001 each, which is not being registered.

Common Stock

The Company authorized the issuance of 300,000,000 shares of common stock, par value $0.0001. As of December 31, 2012, there were 125,269,141shares of common stock issued and outstanding.

As indicated above, we are presently authorized to issue 300,000,000 shares of common stock, $0.0001 par value. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share they own at any stockholders’ meeting.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for that purpose, and upon liquidation are entitled to participate pro-rata in a distribution of assets available for such distribution to stockholders. There are no conversion, preemptive, or other subscription rights or privileges with respect to any shares.

Our common stock does not have cumulative voting rights, which means that the holders of more than 50% of the voting shares, voting for election of directors, may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% will not be able to elect any directors.

Preferred Stock

The total number of shares of preferred stock which this Corporation is authorized to issue is Twenty Million (20,000,000) shares, par value $0.0001 per share, to be designated in classes or series and the number of each class or series and the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation of each class or series of stock as the board of directors shall determine in its sole discretion. The 20,000,000 shares of preferred stock is set forth in Amended Articles of Incorporation approved by shareholders on August 18, 2009.

The Company has 15,738,894 shares of preferred stock issued and outstanding at December 31, 2011, of which 738,894 are convertible into common stock at the rate of 15 common shares for each preferred share at the option of the preferred shareholder.

Dividend Policy

The payment of dividends by the Company, if any in the future, rests within the discretion of its board of directors and will depend, among other things, on its earnings, capital requirements, and financial condition, as well as other relevant factors. We have not paid a cash or stock dividend and does not anticipate paying any cash or stock dividends in the foreseeable future.

Transfer Agent

Transfer On Line, Inc., 512 SE Salmon Street, Portland, Oregon   97214 (Phone 503-227-2950 -Fax 503-227-6874), www.transferOnline.com, serves as transfer agent for our shares of common stock.

Item 12.          Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Texas corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, it is the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 13.          Financial Statements and Supplementary Data.

Our financial statements are included in this Registration Statement beginning on page F-1 (see Item 15).

Item 14.          Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

On December 31, 2012, the Company engaged Patrick Rodgers, CPA, PA as its independent auditors.  There are no disagreements with Patrick Rodgers, CPA, PA.

Item 15.          Financial Statements and Exhibits.

(a) Financial Statements.

See the financial statements annexed to this Registration Statement which financial statements are incorporated herein by reference.

(b) Exhibits.

Exhibit No.	Name of Exhibit
3.1**	Articles of Incorporation filed March 13, 2002
3.2**	Amended Articles of Incorporation filed June 7, 2006
3.3**	Amended Articles of Incorporation filed August 28, 2009
3.4**	Amended Articles of Incorporation filed March 23, 2011
3.5**	Bylaws
10.1*	Code of Ethics
10.2*	Agreement and Plan of Merger by end between Dynalyst Manufacturing Corporation and Universal Media Corporation dated August 18, 2009
10.3*	Purchase Agreement between UMED and Mamaki Tea & Extract, Inc. dated May 1, 2012
10.4*	Addendum and Modification to Purchase Agreement between UMED and Mamaki Tea & Extract, Inc. dated December 31, 2012
10.5*	Second Addendum and Modification to Purchase Agreement between UMED and Mamaki Tea & Extract, Inc. dated December 31, 2012
10.6*	Purchase Agreement between UMED and Greenway Innovative Energy, Inc. dated August 29, 2012
10.7*	Purchase Agreement between UMED and Rig Support Services, Inc. dated February 23, 2012
10.8*	Asset Agreement between UMED and JetTech LLC dated October 2, 2011
10.9*	Employment agreement with Kevin Bentley dated May 27, 2011
10.10*	Employment agreement with Randy Moseley dated May 27, 2011
10.11*	Employment agreement with Richard Halden dated May 27, 2011
10.12*	Employment agreement with Raymond Wright dated August 29, 2012
10.13*	Employment with Conrad Greer dated August 29, 2012
10.14*	Consulting agreement with Jabez Capital Group LLC dated May 27, 2011
10.15**	Mamaki of Hawaii, Inc. Promissory Note with Southwest Capital Funding Ltd dated August 17, 2012
10.16*	Modification of Note and Lien between Mamaki of Hawaii, Inc. and Southwest Capital Funding Ltd dated October1, 2012
10.17*	Second Modification of Note and Lien between Mamaki of Hawaii, Inc. and Southwest Capital Funding Ltd dated December 20, 2012
10.18*	Mamaki of Hawaii, Inc. Promissory Note to Robert R. Romer dated August 17, 2012
10.19**	Rig Support Services, Inc. Addendum & Modification to Purchase Agreement
21**	List of Subsidiaries
23.1**	Consent of Patrick Rogers, CPA

* Filed in Form 10 filed on August 28, 2013.
** Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

UMED HOLDINGS, INC.

By:	/s/ Kevin Bentley
Name:	Kevin Bentley
Title:	Chief Executive Officer and Director
Dated:	November 12, 2013

By:	/s/Randy Moseley
Name:	Randy Moseley
Title:	Chief Financial Officer and Director
Dated:	November 12, 2013

UMED HOLDINGS, INC.

UMED HOLDINGS, INC.
Consolidated Balance Sheet

	June 30,	December 31,
	2013	2012
	Unaudited
Assets
Current Assets
Cash	$594	$195,443
Accounts receivable	5,008	0
Prepaid expenses	60,814	76,198
Total Current Assets	66,416	271,641

Fixed assets
Land	150,000	150,000
Buildings	871,842	871,842
Property & equipment	1,073,980	988,051
	2,095,822	2,009,893
Less depreciation	133,866	75,139
	1,961,956	1,934,754
Other Assets
Mine properties	100,000	100,000
Investments	90,000	106,000
Total Other Assets	190,000	206,000

Total Assets	$2,218,372	$2,412,395

Liabilities & Stockholders' (Deficit)
Current Liabilities
Accounts payable	$0	$1,391
Advances from stockholders	168,757	76,547
Accrued management fees	2,089,655	1,631,655
Accrued expenses	460,217	213,048
Current portion of long term debt	201,000	201,000
Total Current Liabilities	2,919,629	2,123,641

Long Term Debt	1,181,302	1,090,831
Less current portion	201,000	201,000
	980,302	889,831
Total Liabilities	3,899,931	3,013,472

Stockholders’ Equity
Preferred stock, 20,000,000 shares authorized,
par value $0.0001, 15,738,894 and 15,738,894
issued and outstanding at June 30,2013
and December 31, 2012, respectively	1,574	1,574
Common stock 300,000,000 shares authorized, par
value $0.0001, 127,439,168 and 125,269,141
issued and outstanding at June 30, 2013 and
December 31, 2012, respectively	12,743	12,526
Additional paid-in capital	2,622,779	2,454,721
Accumulated deficit	(4,318,655)	(3,069,898)
Total Stockholders' Equity	(1,681,559)	(601,077)
Total Liabilities & Stockholders' Equity	$2,218,372	$2,412,395

The accompanying notes are an integral part of these financial statements

UMED HOLDINGS, INC.
Consolidated Statements of Operations – Unaudited
For the three and six months ended June 30, 2013 and 2012

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Sales	$3,019	$0	$8,823	$0
Cost of sales, exclusive of depreciation shown separately below	(43,253)	0	(78,730)	0
Gross Profit	(40,234)	0	(69,907)	0

Expenses
General and administrative	515,163	295,521	1,072,479	537,111
Depreciation	29,538	0	58,727	0
Total Expense	544,701	295,521	1,131,206	537,111

Operating loss	(584,935)	(295,521)	(1,201,113)	(537,111)

Other income (expenses)
Interest expense	(24,121)	0	(47,644)	0
Total other income (expense)	(24,121)	0	(47,644)	0

Loss before provision for income taxes	(609,056)	(295,521)	(1,248,757)	(537,111)
Provision for income taxes	0	0	0	0
Net loss	$(609,056)	$(295,521)	$(1,248,757)	$(537,111)

Net loss per share;
Basic and diluted net income
(loss) per share	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Weighted average shares
Outstanding;
Basic and diluted	126,505,812	113,987,295	126,505,812	113,987,295

See accompanying notes to condensed consolidated financial statements

UMED HOLDINGS, INC.
Consolidated Statements of Cash Flows - Unaudited
For the six months ended June 30, 2013 and 2012

	2013	2012
Cash Flows from Operating Activities
Net (Loss)	$(1,248,757)	$(537,111)

Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	58,727	0
Stock issued for services	75,775	14,251
Changes in operating assets and liabilities:
Accounts receivables	(5,008)	0
Prepaid expenses	15,384	0
Accounts payable	(1,391)	0
Accrued management fees	458,000	360,000
Accrued expenses	247,169	45,000

Net Cash Provided by (Used in) Operating Activities	(400,101)	(117,860)

Cash Flows (Used in) Investing Activities
Purchase of property and equipment	(32,429)	0
Investment in Mamaki of Hawaii, Inc.	0	(75,000)
Investment in Logistix Technology Systems, Inc.	0	(5,000)
Net Cash Provided (Used)in Investing Activities	(32,429)	(80,000)

Cash Flows from (Used in) Financing Activities
Advances from shareholders converted to common stock	142,210	148,207
Increase in notes payable	90,471	22,500
Proceeds from sale of common stock	5,000	25,000
Net Cash Provided by (Used in) Financing Activities	237,681	195,707

Net Increase (Decrease) in Cash	(194,849)	(2,153)
Cash Beginning of Period	195,443	2,333
Cash End of Period	$594	$180

Supplemental Disclosure of Cash Flow Information:
Cash Paid during the period for interest	$0	$0
Common stock issued for Mamaki of Hawaii, Inc.	$0	$519,330
Common stock issued for Rig Support, Inc.	$37,500	$6,000

The accompanying notes are an integral part of these financial statements

UMED COMPANY HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2013
(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

UMED Holdings, Inc. (“UMED” or the “Company”) was organized on March 13, 2002 under the laws of the State of Texas as Dynalyst Manufacturing Corporation.  On August 18, 2009, in connection with a merger with Universal Media Corporation, a privately held Nevada company, the Company changed its name to Universal Media Corporation (“Universal Media”).  The company changed its name to UMED Holdings, Inc. on March 23, 2011.

UMED’s mission is to operate as a holding company through the acquisition of businesses as wholly-owned subsidiaries that meet some key requirements: (1) solid management that will not have to be replaced in the near future (2) the ability to grow with steady growth to follow and (3) an emphasis on emerging core industry markets, such as energy, metals and agriculture.  It is the Company’s intention to add experienced personnel and select strategic partners to manage and operate the acquired business units.

In September 2010, UMED has acquired 1,440 acres of placer mining claims on Bureau of Land Management land in Mohave County, Arizona. See discussion in Note 3.

In October 2011, UMED has acquired a 49% interest in Jet Regulators, LP, an aircraft maintenance company located at Meacham Field in Fort Worth, Texas.  See discussion in Note 6.

In May 2012, the Company acquired 80% of Mamaki Tea & Extract of Hawaii, Inc. (nka Mamaki of Hawaii, Inc.) which owns and operates Wood Valley Plantation a 25 acre Mamaki Tea plantation located in the Kau district of the Big Island and lies at the foot of Mauna Loa, the Earth’s largest volcano.   On December 31, 2012, we acquired the remaining 20% for 500,000 shares of restricted common stock and $127,800 of cash. See discussion in Note 4.

In August 2012, the Company acquired 100% of Greenway Innovative Energy, Inc., which owns proprietary technology that is capable of converting natural gas to diesel/jet fuels.   See discussion in Note 4.

In August 2012, the Company acquired 50% of Rig Support Group, Inc., (nka Logistix Technology Systems, Inc.) which has developed proprietary software to track each piece of a drilling rig.  In February 2013, we acquired the remaining 50% for 500,000 shares of restricted common stock.  See discussion in Note 4.

The Company’s year-end is December 31.

NOTE 2 - BASIS OF PRESENTATION AND GOING CONCERN UNCERTAINTIES

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of UMED and its subsidiaries (refer below table) are prepared to conform to accounting principles generally accepted in the United States of America.  The interim financial statements include all adjustments that, in the opinion of management, are necessary in order to make the financial statements not misleading.  All significant inter-company accounts and transactions were eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the following entities, all of which the Company maintains control through a majority ownership:

Name of Entity	%	Entity	Incorporation	Relationship
UMED Holdings, Inc.	0	Corporation	Texas	Parent
Mamaki of Hawaii, Inc.	100%	Corporation	Nevada	Subsidiary
Universal Media Corporation	100%	Corporation	Wyoming	Subsidiary
Greenway Innovative Energy, Inc.	100%	Corporation	Nevada	Subsidiary
Logistix Technology Systems, Inc.	100%	Corporation	Texas	Subsidiary

Going Concern Uncertainties

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statement, the Company has incurred a deficit of $4,318,655 as of June 30, 2013. The ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations or on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern for the next twelve months.

To meet these objectives, the Company continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms and timely manner, if at all.  The failure to obtain the necessary working capital would have a material adverse effect on the business prospects and, depending upon the shortfall, the Company may have to curtail or cease its operations.

The accompanying consolidated financial statements do not include any adjustment to the recorded assets or liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies applied in the presentation of consolidated financial statements are as follows:

Property & Equipment

Property and equipment is recorded at cost. Major additions and improvements are capitalized. The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment. Depreciation is computed using the straight-line method over the estimated useful life of the assets as follows.

Buildings	20 years
Mamaki bushes	15 years
Equipment	5 to 7 years

Impairment of Long-Lived Assets

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with ASC Topic 360, “Property, Plant and Equipment.”  An asset or asset group is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset or asset group is expected to generate.  If an asset or asset group is considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds its fair value.  If estimated fair value is less than the book value, the asset is written down to the estimated fair value and an impairment loss is recognized.

The Company has determined the future realization of its investments in G2L in the near term has been impaired due to lack of technology.  The Company has decided to take an impairment reserve of $473,000 as discussed in Note 12 below against advances it had made towards the technology agreement and a $100,000 impairment reserve against its investment in G2L manufacturing and operating entities.

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing 605-25 on the Company's financial position and results of operations was not significant.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reported period.  Actual results could differ materially from the estimates.

Cash and Cash Equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At June 30, 2013, cash consists of a checking account and money market account held by financial institutions.

Segment Information

ASC 280, “Segment Reporting” requires use of the “management approach” model for segment reporting.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  The Company determined that is has one operating segment Mamaki of Hawaii in addition to its corporate activities as of June 30, 2013 and December 31, 2012, respectively, and only the corporate activities as of December 31, 2011.

Mine Exploration and Development Costs

The Company accounts for mine exploration costs in accordance with Accounting Standards Codification 932, Extractive Activities.  All exploration expenditures are expensed as incurred. Mine development costs are capitalized until production, other than production incidental to the mine development process, commences and are amortized on a units of production method based on the estimated proven and probable reserves. Mine development costs represent costs incurred in establishing access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels. The end of the development phase and the beginning of the production phase takes place when construction of the mine for economic extraction is substantially complete. Coal extracted during the development phase is incidental to the mine’s production capacity and is not considered to shift the mine into the production phase. Amortization of capitalized mine development is computed based on the estimated life of the mine and commences when production, other than production incidental to the mine development process, begins.  Through June 30, 2013, the Company had not incurred any mine development costs.

Mine Properties

The Company accounts for mine properties in accordance with Accounting Standard Codification 930, Extractive Activities-Mining.  Costs of acquiring mine properties are capitalized by project area upon purchase of the associated claims.  Mine properties are periodically assessed for impairment of value and any diminution in value. The Company had 1,440 acres of placer mining claims as of June 30, 2013, which were acquired in exchange for 5,066,000 shares of common stock valued at a nominal $100,000.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC 740, "Income Taxes," which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company has adopted the provisions of FASB ASC 740-10-05 Accounting for Uncertainty in Income Taxes. The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Net Loss Per Share, basic and diluted

The Company has adopted Accounting Standards Codification Subtopic 260-10, Earnings Per Share (“ASC 260-10) specifying the computation, presentation and disclosure requirements of earning per share information. Basic loss per share has been computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Shares issuable upon conversion of the notes payable and exercise of warrants has been excluded as a common stock equivalent in the diluted loss per share because their effect is anti-dilutive on the computation.

Derivative Instruments

The Company accounts for derivative instruments in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.  They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

The Company has not engaged in any derivative transactions or hedging activities during the six months ended June 30, 2013.

Fair Value of Financial Instruments

The Company's financial instruments, as defined by Accounting Standard Codification subtopic 825-10, Financial Instrument (“ASC 825-10), include cash, accounts payable and convertible note payable.  All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at June 30, 2013.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions

The Company does not have any assets or liabilities measured at fair value on a recurring basis at June 30, 2013. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the period ended June 30, 2013.

Stock Based Compensation

The Company follows Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

As of June 30, 2013, the Company did not have any issued or outstanding stock options.

Concentration and Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company has incurred $118,775 in research and development expenses from March 13, 2002 (date of inception) through June 30, 2013.

Accounting for Business Combinations

We use the acquisition method of accounting under the authoritative guidance on business combinations. Each acquired company’s operating results are included in our consolidated financial statements starting on the date of acquisition. The purchase price is equivalent to the fair value of consideration transferred. Tangible and identifiable intangible assets acquired and liabilities assumed as of the date of acquisition are recorded at fair value as of the acquisition date. Goodwill is recognized for the excess of purchase price over the net fair value of assets acquired and liabilities assumed. Contingent consideration, which is primarily based on the business achieving certain performance targets, is recognized at its fair value on the acquisition date, and changes in fair value are recognized in earnings until settled. No such changes have been recognized for the six months ended June 30, 2013 and the year ended December 31, 2012.   The fair value of the contingent consideration is based on our estimations of future performance of the business and is determined based on level two observable inputs.

Issuance of Common Stock

The issuance of common stock for other than cash is recorded by the Company at management's estimate of the fair value of the assets acquired or services rendered.

Impact of New Accounting Standards

The Company has adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”), which was formerly known as SFAS 168. ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the Securities and Exchange Commission (the "SEC") under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  All guidance contained in the Codification carries an equal level of authority.  The Codification superseded all existing non-SEC accounting and reporting standards and all other non-grandfathered, non-SEC accounting literature not included in the Positions or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right.  ASUs will serve only to update the Codification, provide background information about the guidance and provide the basis of conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

 Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 4 – ACQUISITIONS

2013 Acquisitions

In August 2012, the Company acquired 50% of Rig Support Group, Inc., (nka Logistix Technology Systems, Inc.) which has implemented a unique and valuable technology and asset management Tool for the Oil and Gas Industry for 100,000 shares of restricted common stock.  In February 2013, we acquired the remaining 50% for 500,000 shares of restricted common stock.  This tool will not only provide independent rig owners and operating companies the ability to more accurately view and report on drilling operations, it will also allow for a more streamlined approach to processing purchase orders, receiving parts, saving dollars And ensuring increased efficiency by significantly decreasing rig down-time due to mechanical break-downs.    The purchase price of $47,500 was allocated to software assets.  As additional consideration to the Logistix Technology Systems officer and sole shareholder, we have agreed to issue shares of restricted common stock based on the following criteria and revenue levels:

                                 250,000 shares when Logistix Technology Systems reaches 20 rigs under contract
                                 1,000,000 shares when Logistix Technology Systems revenues reach $2,500,000 EBITDA
                                 1,500,000 shares when Logistix Technology Systems revenues reach $5,000,000 EBITDA
                                 2,000,000 shares when Logistix Technology Systems revenues reach $12,500,000 EBITDA
                                 3,000,000 shares when Logistix Technology Systems revenues reach $25,000,000 EBITDA

2012 Acquisitions

On May 2, 2012, we acquired 80% of Mamaki Tea & Extract of Hawaii, Inc. (nka Mamaki of Hawaii, Inc.) to expand our diversification of asset and operations.   Mamaki of Hawaii a 25 acres operating mamaki tea farm located on the Big Island of Hawaii.  We acquired Mamaki of Hawaii for 5,000,000 shares of the Company’s restricted common stock plus $150,000 of cash.  On December 31, 2012, we acquired the remaining 20% for 500,000 shares of restricted common stock and $127,800 of cash.   The purchase price of $778,430 was allocated to mamaki tree assets in the amount of $750,000 and equipment in the amount of $28,430.  As additional consideration to the Mamaki officers and shareholders, we have agreed to issue shares of restricted common stock at the following Mamaki revenue levels:

                                 500,000 shares when Mamaki revenues reach $400,000
                                 1,000,000 shares when Mamaki revenues reach $1,000,000
                                 1,500,000 shares when Mamaki revenues reach $5,000,000
                                 2,000,000 shares when Mamaki revenues reach $10,000,000
                                 3,000,000 shares when Mamaki revenues reach $25,000,000

On August 23, 2012, we acquired 100% of Greenway Innovative Energy, Inc. to acquire the intellectual property associated with Gas To Liquid, which converts natural gas to diesel and jet fuel.  We acquired Greenway for 6,000,000 shares of the Company’s restricted common stock recovered from 1st Resource Ventures #1 LLC as discussed in Note 12.  We have the right to repurchase 50% of the shares within the first 15 months from the date of the agreement, if Greenway does not have a portable Gas to Liquid (GTL) patient on file or Greenway does not have a provisional patent covering the catalytic reaction process.  We have agreed to issue an additional 7,500,000 shares of restricted common stock to Greenway officers when the first portable GTL unit is build and becomes operational.  Also, we have agreed to pay Greenway officers a 2% royalty on all gross production sales on each unit placed in production.

Mamaki Tea and Greenway were both created at the time of their acquisition by the Company and all of their operating data is included in the 2012 financials. Rig Support only had $6,000 of operating expenses in 2012.

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, their estimated useful lives, and related accumulate depreciation at June 30, 2013 and December 31, 2012, respectively, are summarized as follows:

	Range of
	Lives in	June 30,	December 31,
	Years	2013	2012

Land		$150,000	$150,000
Buildings	20	871,842	871,842
Mamaki tea bushes	20	750,000	750,000
Equipment	5	323,780	238,051

		2,095,622	2,009,893

Less: Accumulated depreciation		(133,866)	(75,139)

		$1,961,756	$1,934,754

Depreciation expense		$58,727	$61,918

NOTE 6 – INVESTMENTS

Investments consisted of the following at June 30, 2013 and December 31, 2012;

	2013	2012

Jet Tech LLC In October 2011, the Company acquired a 49% interest in JetTech LLC (Exhibit 10.8) which is an aerospace maintenance operation located at Meacham Airport in Fort Worth, Texas for 600,000 shares of the Company’s restricted common stock. The shares were valued at $.15 per share.	90,000	90,000

Rig Support Services (nka Logistix Technology Systems, Inc.)

In February, 2012, the Company acquired a 50% interest in Logistix Technology Systems, Inc. (Exhibit 10.7)  for 600,000 shares of restricted common stock (100,000 shares issued at December 31, 2012), which has implemented a unique and valuable technology and asset management Tool for the Oil and Gas Industry.  This tool will not only provide independent rig owners and operating companies the ability to more accurately view and report on drilling operations, it will also allow for a more streamlined approach to processing purchase orders, receiving parts, saving dollars And ensuring increased efficiency by significantly decreasing rig down-time due to mechanical break-downs.  Logistix Technology Systems was acquired as a wholly owned subsidiary in February 2013 as reported in Note 4 above.
	-	16,000

TOTAL INVESTMENTS	$ 90,000	$ 106,000

NOTE 7 – TERM NOTES PAYABLE

Term notes payable consisted of the following at June 30, 2013 and December 31, 2012:

	June 30,	December 31,
	2013	2012

Secured note payable dated August 17, 2012 (Southwest Capital
Funding, Ltd.), at 7.7% interest, payable on 15 year amortization schedule
with balance due August 16, 2017	$822,307	$838,358

Secured note payable dated August 17, 2012 (Bob Romer), at 9.0% interest, payable on 15 year amortization schedule with balance due on
August 16, 2015	150,125	149,375

Unsecured note payable dated August 17, 2012 (Bob Romer), monthly
installments of $1,500, including interest at 9.0%, through 2017	99,250	98,750

Secured note payable (John Deere), monthly installments of $4,632,
including interest at 4.9% through December 2016	14,620	4,348

Secured note payable (Individual), due January 16, 2014 including
interest at 15.0%	25,000	-

Secured note payable (Individual), due September 12, 2014, including
interest at 10.0%	25,000	-

Secured note payable (Individual), due March 25, 2014, including
interest at 10.0%	20,000	-

Secured note payable (Individual), due March 285, 2014, including
interest at 10.0%	25,000	-

Total	1,181,302	1,090,831
Less current portion	201,000	201,000
Term notes payable-long-term portion	$980,302	$889,831

Accrued interest payable on the term notes payable was $34,328 and $30,169 at June 30, 2013 and December 31, 2012, respectively.

NOTE 8 – ACCRUED EXPENSES

Accrued expenses consisted of the following at June 30, 2013 and December 31, 2012:

	June 30,	December 31,
	2013	2012

Accrued consulting fees	$215,000	$180,000

Accrued interest expense	34,328	30,168

Other accrued expenses	34,347	-

Accrued wages	176,542	2,880

Total accrued expenses	$460,217	$213,048

NOTE 9 – CAPITAL STRUCTURE

The Company's capital structure is not complex.  The Company is authorized to issue 300,000,000 shares of common stock with a par value of $.0001 per share and 20,000,000 shares of preferred stock with a par value of $.0001 per share.  Each common stock share has one voting right and the right to dividends, if and when declared by the Board of Directors.

Common Stock

At June 30, 2013, there were 127,019,141 shares of common stock and 15,738,894 shares of preferred stock, respectively, issued and outstanding.

In June 2013, the Company issued 92,250 shares of restricted common stock for consulting services and valued the shares at $10,500.

In June 2013, the Company sold 50,000 shares of restricted common stock to an individual in a private placement to and individual for $5,000.

In June 2013, the Company issued 277,777 shares of restricted common stock to an individual for the conversion to common stock of a $50,000 advance to the company.

In February 2013, the Company issued 1,000,000 shares of restricted common stock for consulting services and valued the shares at $65,275.

In February 2013, the Company issued 750,000 shares to Ryan Wester for 100% ownership of Rig Support Systems, Inc. and valued the shares at $37,500.

The issuance of these shares was exempt from the registration requirements of the Securities Act of 1933 under Section 4 (2) thereof.

Preferred Stock

At June 30, 2013, there were 15,738,894 shares of preferred stock issued and outstanding. Each preferred shares is convertible, at the option of the preferred shareholder, into common stock with 738,894 being convertible at the rate of one preferred share for fifteen shares of common stock and 15,000,000 shares being convertible on a one for one basis.  The 15,000,000 shares have voting rights equal to 15 votes per preferred share on all matters voted on by the Company’s shareholders.
.
The issuance of these shares was exempt from the registration requirements of the Securities Act of 1933 under Section 4 (2) thereof.

Stock options, warrants and other rights

As of June 30, 2013, the Company has not adopted any employee stock option plans.

The Company contended that the shares were obtained under false pretense and misleading information and sued 1st Resource Ventures #1, LLC to have the shares returned to the Company.  The Company and 1st Resource Ventures #1, LLC reached a settlement agreement in 2012 whereby 1st Resource Ventures #1, LLC and its members agreed to return the 10,000,000 shares to the Company.

NOTE 11 – INCOME TAXES

At June 30, 2013 and December 31, 2012, the Company had approximately $4.3 million and $3.1 million, respectively, of net operating losses (“NOL”) carry forwards for federal and state income tax purposes.  These losses are available for future years and expire through 2033.  Utilization of these losses may be severely or completely limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382.

The provision for income taxes for continuing operations consists of the following components for the six months ended June 30, 2013 and the year ended December 31, 2012:

	2013	2012

Current	$-	$-
Deferred	-	-
Total tax provision for (benefit from) income taxes	$-	$-

A comparison of the provision for income tax expense at the federal statutory rate of 34% for the six months ended June 30, 2013 and the year ended December 31, the Company’s effective rate is as follows:

	2013		2012

Federal statutory rate	(34.0	) %	(34.0	) %
State tax, net of federal benefit	(0.0)		(0.0)
Permanent differences and other including surtax exemption	0.0		0.0
Valuation allowance	34.0		34.0
Effective tax rate	0%		0%

The net deferred tax assets and liabilities included in the financial statements consist of the following amounts at June 30, 2013 and December 31, 2012:

	2013	2012
Deferred tax assets
Net operating loss carry forwards	$1,490,000	$935,100
Deferred compensation	2,291,500	1,901,500
Other allowances	519,000	233,200
Total	4,300,500	3,069,800
Less valuation allowance	(4,300,500)	(3,069,800)

Deferred tax asset	-	-

Deferred tax liabilities
Depreciation and amortization	$-	$-

Net long-term deferred tax asset	$-	$-

The change in the valuation allowance was $1,230.700 and $892,600 for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.  The Company has recorded a 100% valuation allowance related to the deferred tax asset for the loss from operations, interest expense, interest income and other income subsequent to the change in ownership, which amounted to $4,300,500 and $3,069,800 at June 30, 2103 and December 31, 2012, respectively.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, historical taxable income including available net operating loss carry forwards to offset taxable income, and projected future taxable income in making this assessment.

NOTE 12 – COMMITMENTS

Employment Agreements

In June 2011, the Company entered into employment agreements with its chief executive officer, president and chief financial officer.  The Agreements are for a term of 5 years with compensation of $180,000 the first year, $240,000 the second year, $300,000 the third year, $350,000 the fourth year and the fifth year at a salary commensurate with those in similar industries.  The employment agreements also provide for the officers to received 1,250,000 shares of restricted common stock annually for each year of the employment agreement.  During the years ended December 31, 2012 and 2011, the Company accrued $720,000 and $540,000, respectively, as management fees in accordance with the terms of these agreements.

Leases

The Company is committed on a lease for 3,500 square feet of office space through August 2012 at the rate of $5,800 per month. The Company currently pays $6,400 on a month-to-month basis. During the six months ended June 30, 2013 and the year ended December 31, 2012, the Company paid $38,400 and $69,600, respectively, in rent expense.

Legal

On December 15, 2011, after investing $473,000, the Company’s terminated a technology agreement with 1st Resource Group, Inc. because the Company’s obtained information that certain warrants made to it were not accurate and the ability to build the equipment related to the technology was not feasible at that time and would require a number of years of research and a larger amount of capital than what was originally disclosed to the Company.  The Company has made the decision to write-off the $473,000 investment in the technology agreement as its future value is in doubt.

As discussed in Note 10 above, the Company also had invested in operating and manufacturing entities controlled by 1st Resources Ventures #1, LLC.  The Company contended that the shares were obtained under false pretense and misleading information and sued 1st Resource Ventures #1, LLC to have the shares returned to the Company.  The Company and 1st Resource Ventures #1, LLC reached a settlement agreement in 2012, whereby 1st Resource Ventures #1, LLC and its members agreed to return the 10,000,000 shares to the Company.

NOTE 13 – SEGMENT INFORMATION

The accounting standards for reporting information about operating segments define operating segments as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how allocate resources and in assessing performance.  The Company’s chief operating decision maker is the Chief Executive Officer.  The Company is organized by line of business.  While the Chief Executive Officer evaluates results in a number of different ways, the line of business management structure is the primary basis for which the allocation of resources and financial results are assessed.  Under aforementioned criteria, the Company operates in one reporting segment and corporate activities.

Mamaki of Hawaii is the reporting segment that derives its income from the sale of mamaki tea.

The information provided below is obtained from internal information that is provided to the Company’s chief operating decision maker for the purpose of corporate management.  The Company uses operating income (loss) to measure segment performance.  The Company does not allocate corporate interest income and expense, income taxes, other income and expenses related to corporate activity or corporate expense for management and administrative services to its reporting segment.  Because of this unallocated income and expense, the operating income (loss) of the reporting segment does not reflect the operating income (loss) the reporting segment would report as a stand-alone business and therefore we do not present indirect operating expenses.

The table below illustrates the Company’s results for the reporting segment for the six months ended June 30, 2013, as the reporting unit was acquired at its inception in May 2012 and began operations after June 30, 2012:

2013

Sales	$8,823
Cost of sales	78,730
Gross Profit	(69,907)

General and administration expense	268,448
Depreciation expense	58,529
Operating loss	(396,884)

Other income (expense)
Interest expense	(47,644)

Net loss	$(444,528

December 31, 2012

Total assets	$1,959,628
Total liabilities	$1,475,374

NOTE 14 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date these financial statements were issued and has determined that there are no subsequent events or transactions requiring recognition or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and shareholders of
UMED Holdings, Inc.
Fort Worth, Texas

We have audited the accompanying consolidated balance sheets of UMED Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2012 and 2011 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2012 and 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for my opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2012 and 2011 and the consolidated results of its operations and its cash flows for the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 4 of the accompanying consolidated financial statements, the Company has minimal revenues, has incurred losses since inception, and has a negative working capital balance at December 31, 2012, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are described in Note 4.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Patrick Rodgers, CPA, PA
Altamonte Springs, Florida
June 20, 2013
Except Note 1, Note 5, Note 7,
Note 13, and Note 14 –November 6, 2013

UMED HOLDINGS, INC
Consolidated Balance Sheets
December 31, 2012 and 2011

	2012	2011
Assets
Current assets
Cash	$195,443	$2,333
Prepaid expense	76,198	-
Total current assets	271,641	2,333

Property, plant and equipment
Land	150,000	-
Buildings	871,842	-
Property and equipment	988,051	13,221
	2,009,893	13,221
Less accumulated depreciation	75,139	13,221
	1,934,754	-
Other assets
Mine properties	100,000	100,000
Investments	106,000	90,000
Total other assets	206,000	190,000

Total assets	$2,412,395	$192,333

Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$1,391	$-
Advances from stockholders	76,547	153,387
Accrued management fees	1,631,655	822,655
Accrued expenses	213,048	90,000
Current portion of long term debt	201,000	-
Total current liabilities	2,123,641	1,066,042

Long term debt	1,090,831	-
Less current portion	201,000	-
	889,831	-

Total liabilities	3,013,472	1,066,042

Stockholders' deficit
Preferred stock, par value $0.0001; 20,000,000 shares authorized,
15,738,894 issued and outstanding at December 31, 2012 and
2011, respectively	1,574	1,574
Common stock, par value $0.0001; 300,000,000 shares authorized
125,269,141 and 112,851,670 issued and outstanding at
December 31, 2012 and 2011, respectively	12,526	11,285
Additional paid-in-capital	2,454,721	1,291,216
Accumulated deficit	(3,069,898)	(2,177,784)
Total stockholders' deficit	(601,077)	(873,709)
Total liabilities and stockholders' deficit	$2,412,395	$192,333

The accompanying notes are an integral part of these financial statements.

UMED HOLDINGS, INC.
Consolidated Statements of Operations
For the years ended December 31, 2012 and 2011

	2012	2011

Sales	$59,257	$-
Cost of sales, exclusive of depreciation shown separately below	32,221	-
Gross Profit	27,036	-

Expenses
General and administrative	1,441,932	1,254,520
Depreciation	61,918	3,221
Total Expenses	1,503,850	1,257,741
Operating loss	(1,476,814)	(1,257,741)

Other income (expense)
Interest expense	(60,727)	-
Forgiveness of debt	645,427	-
Write-off of investment in GTL Technology	-	(473,000)
Impairment on GTL	-	(100,000)

Total other income (expense)	584,700	(573,000)

Net loss before income taxes	(892,114)	(1,830,741)

Provision for income taxes	-	-

Net loss	$(892,114)	$(1,830,741)

Loss per share-basic and diluted	$(0.01)	$(0.02)

Weighted average number of shares	118,991,313	102,037,874

The accompanying notes are an integral part of these financial statements.

UMED HOLDINGS, INC.
Consolidated Statements of Stockholders' Deficit

	Preferred Stock		Common Stock
		Par Value		Par Value	Additional		Total
	Number of	0.0001	Number of	0.0001	Paid-In-	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance December 31, 2010	738,894	$74	87,293,382	$8,729	$427,531	$(347,043)	$89,291

Sales of common stock			6,000,000	600	312,400		313,000

Advances from stockholders'
converted to common stock			2,941,325	294	297,098		297,392

Issuance of preferred stock
for services	15,000,000	1,500					1,500

Issuance of common stock for
investments			10,000,000	1,000	99,000		100,000

Issuance of common stock for
management services			1,875,000	188	18,562		18,750

Shares issued for consulting			4,141,963	414	46,685		47,099

Investment in Jet Tech			600,000	60	89,940		90,000

Net loss						(1,830,741)	(1,830,741)

Balance December 31, 2011	15,738,894	1,574	112,851,670	11,285	1,291,216	(2,177,784)	(873,709)

Sale of common stock			500,000	50	24,950		25,000

Advances from stockholders'
converted to common stock			4,654,723	465	519,535		520,000

Shares issued for services			1,662,748	166	90,250		90,416

Investment in Rig Support			100,000	10	9,990		10,000

Investment in Mamaki Tes			5,500,000	550	518,780		519,330

Net loss						(892,114)	(892,114)

Balance December 31, 2012	15,738,894	$1,574	125,269,141	$12,526	$2,454,721	$(3,069,898)	$(601,077)

The accompanying notes are an integral part of these financial statements.

UMED HOLDINGS, INC.
Consolidated Statements of Cash Flows
For the years ended December 31, 2012 and 2011

	2012	2011

Cash Flows from Operating Activities

Net loss	$(892,114)	$(1,830,741)

Adjustments to reconcile net loss to net cash used in
operating activities
Depreciation	61,918	3,221
Stock issued for services	90,416	67,348
Write-off of investment in GTL Technology	-	573,000
Changes in operating assets and liabilities:
Prepaid expenses	(76,198)	-
Accounts payable	1,391	-
Accrued management fees	809,000	822,655
Accrued expenses	123,048	90,000

Net cash provided by (used in) operating activities	117,461	(274,517)

Cash Flows from Investing Activities
Purchase of property and equipment	(1,983)	-
Investment in Mamaki Tea of Hawaii, Inc.	(384,528)	-
Investment in Rig Support	(6,000)	-
Investment in G2L Unit	-	(473,000)

Net cash used in investing activities	(392,511)	(473,000)

Cash Flows from Financing Activities
Advances from shareholders converted to common stock	443,160	436,830
Sale of common stock	25,000	313,000

Net cash provided by financing activities	468,160	749,830

Net increase in cash	193,110	2,313
Cash beginning of period	2,333	-

Cash end of period	$195,443	$2,313

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$-	$-
Common stock issued for GTL Manufacturing and Operations	$-	$100,000
Common stock issued for Jet Regulators, Ltd.’s	$-	$90,000
Common stock issued for Mamaki Tea & Extract, Inc.	$185,478	$-

The accompanying notes are an integral part of these financial statements.

UMED COMPANY HOLDINGS, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2012

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

UMED Holdings, Inc. (“UMED” or the “Company”) was organized on March 13, 2002 under the laws of the State of Texas as Dynalyst Manufacturing Corporation.  On August 18, 2009, in connection with a merger with Universal Media Corporation, a privately held Nevada company, the Company changed its name to “Universal Media Corporation (“Universal Media”).  The company changed its name to UMED Holdings, Inc. on March 23, 2011. See discussion in Note 2 Merger and Recapitalization.

UMED’s mission is to operate as a holding company through the acquisition of businesses as wholly-owned subsidiaries that meet some key requirements: (1) solid management that will not have to be replaced in the near future, (2) the ability to grow with steady growth to follow, and (3) an emphasis on emerging core industry markets, such as energy, metals and agriculture.  It is the Company’s intention to add experienced personnel and select strategic partners to manage and operate the acquired business units.

In September 2010, UMED has acquired 1,440 acres of placer mining claims on Bureau of Land Management land in Mohave County, Arizona. See discussion in Note 7.

In October 2011, UMED has acquired a 49% interest in Jet Regulators, LP, an aircraft maintenance company located at Meacham Field in Fort Worth, Texas.  See discussion in Note 7.

In May 2012, the Company acquired 80% of Mamaki Tea & Extract of Hawaii, Inc., which owns and operates Wood Valley Plantation a 25 acre Mamaki Tea plantation located in the Kau district of the Big Island and lies at the foot of Mauna Loa, the Earth’s largest volcano.   See discussion in Note 5.

In August 2012, the Company acquired 100% of Greenway Innovative Energy, Inc., which owns proprietary technology that is capable of converting natural gas to diesel/jet fuels.   See discussion in Note 5.

In August 2012, the Company acquired 50% of Rig Support Group, Inc., which has developed proprietary software to track each piece of a drilling rig.  See discussion in Note 7.

The Company’s year-end is December 31.

A summary of significant accounting policies applied in the presentation of consolidated financial statements are as follows:

Property & Equipment

Property and equipment is recorded at cost. Major additions and improvements are capitalized. The cost and related accumulated depreciation of equipment retired or sold are removed from the accounts and any differences between the undepreciated amount and the proceeds from the sale are recorded as a gain or loss on sale of equipment. Depreciation is computed using the straight-line method over the estimated useful life of the assets as follows.

Buildings	20 years
Mamaki bushes	15 years
Equipment	5 to 7 years

Impairment of Long-Lived Assets

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with ASC Topic 360, Property, Plant and Equipment.  An asset or asset group is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset or asset group is expected to generate.  If an asset or asset group is considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds its fair value.  If estimated fair value is less than the book value, the asset is written down to the estimated fair value and an impairment loss is recognized.

The Company has determined the future realization of its investments in G2L in the near term has been impaired due to lack of technology.  The Company has decided to take an impairment reserve of $473,000 as discussed in Note 13 below against advances it had make towards the technology agreement and a $100,000 impairment reserve against its investment in G2L manufacturing and operating entities.

Revenue Recognition

The Company will recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”), which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing 605-25 on the Company's financial position and results of operations was not significant.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reported period.  Actual results could differ materially from the estimates.

Cash and Cash Equivalent

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2012 cash consists of a checking account and money market account held by financial institutions.

Segment Information

ASC 280, Segment Reporting requires use of the management approach model for segment reporting.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  The Company determined that is has one operating segment Mamaki of Hawaii in addition to its corporate activities as of December 31, 2012 and only the corporate activities as of December 31, 2011.

Mine Exploration and Development Costs

The Company accounts for mine exploration costs in accordance with Accounting Standards Codification 932, Extractive Activities.  All exploration expenditures are expensed as incurred. Mine development costs are capitalized until production, other than production incidental to the mine development process, commences and are amortized on a units of production method based on the estimated proven and probable reserves. Mine development costs represent costs incurred in establishing access to mineral reserves and include costs associated with sinking or driving shafts and underground drifts, permanent excavations, roads and tunnels. The end of the development phase and the beginning of the production phase takes place when construction of the mine for economic extraction is substantially complete. Coal extracted during the development phase is incidental to the mine’s production capacity and is not considered to shift the mine into the production phase. Amortization of capitalized mine development is computed based on the estimated life of the mine and commences when production, other than production incidental to the mine development process, begins.  Through December 31, 2012, the Company had not incurred any mine development costs.

Mine Properties

The Company accounts for mine properties in accordance with Accounting Standard Codification 930, Extractive Activities-Mining.  Costs of acquiring mine properties are capitalized by project area upon purchase of the associated claims.  Mine properties are periodically assessed for impairment of value and any diminution in value. The Company had 1,440 acres of placer mining claims as of December 31, 2012 and 2011, respectively, which were acquired in exchange for 5,066,000 shares of common stock valued at a nominal amount of $100,000.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company has adopted the provisions of FASB ASC 740-10-05 Accounting for Uncertainty in Income Taxes. The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Net Loss Per Share, basic and diluted

The Company has adopted Accounting Standards Codification Subtopic 260-10, Earnings Per Share (“ASC 260-10) specifying the computation, presentation and disclosure requirements of earning per share information. Basic loss per share has been computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Shares issuable upon conversion of the notes payable and exercise of warrants has been excluded as a common stock equivalent in the diluted loss per share because their effect is anti-dilutive on the computation.

Derivative Instruments

The Company accounts for derivative instruments in accordance with Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”),   which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.  They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

The Company has not engaged in any derivative transactions or hedging activities during the years ended December 31, 2012 and 2011.

Fair Value of Financial Instruments

The Company's financial instruments, as defined by Accounting Standard Codification subtopic 825-10, Financial Instrument (“ASC 825-10), include cash, accounts payable and convertible note payable.  All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2012.

FASB ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;
Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3: Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions

The Company does not have any assets or liabilities measured at fair value on a recurring basis at December 31, 2012. The Company did not have any fair value adjustments for assets and liabilities measured at fair value on a nonrecurring basis during the period ended December 31, 2012.

Stock Based Compensation

The Company follows Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires that all share-based payments to both employees and non-employees be recognized in the income statement based on their fair values.

As of December 31, 2012, the Company did not have any issued or outstanding stock options.

Concentration and Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved as defined under the applicable agreement. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company has incurred $68,000 in research and development expenses from March 13, 2002 (date of inception) through December 31, 2012.

Accounting for Business Combinations

We use the acquisition method of accounting under the authoritative guidance on business combinations. Each acquired company’s operating results are included in our consolidated financial statements starting on the date of acquisition. The purchase price is equivalent to the fair value of consideration transferred. Tangible and identifiable intangible assets acquired and liabilities assumed as of the date of acquisition are recorded at fair value as of the acquisition date. Goodwill is recognized for the excess of purchase price over the net fair value of assets acquired and liabilities assumed. Contingent consideration, which is primarily based on the business achieving certain performance targets, is recognized at its fair value on the acquisition date, and changes in fair value are recognized in earnings until settled. No such changes have been recognized for the years ended December 31, 2012 and 2011.   The fair value of the contingent consideration is based on our estimations of future performance of the business and is determined based on level two observable inputs.

Issuance of common stock

The issuance of common stock for other than cash is recorded by the Company at management's estimate of the fair value of the assets acquired or services rendered.

Impact of New Accounting Standards

The Company has adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”), which was formerly known as SFAS 168. ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the Securities and Exchange Commission (the "SEC") under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants.  All guidance contained in the Codification carries an equal level of authority.  The Codification superseded all existing non-SEC accounting and reporting standards and all other non-grandfathered, non-SEC accounting literature not included in the Positions or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right.  ASUs will serve only to update the Codification, provide background information about the guidance and provide the basis of conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

In May 2011, the Financial Accounting Standards Board (FASB) issued authoritative guidance regarding Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which resulted in common requirements for measuring fair value and for disclosing information about fair value measurement under both U.S. GAAP and International Financial Reporting Standards (IFRS), including a consistent definition of the term "fair value." The amendments were effective beginning in the first quarter of 2012, and did not have a material effect on our consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update 2011-05, Presentation of Comprehensive Income. This update amended the provisions of FASB ASC 220-10 by eliminating the option of reporting other comprehensive income in the statement of changes in stockholders’ equity. Companies will have the option of presenting net income and other comprehensive income in a single, continuous statement of comprehensive income or presenting two separate but consecutive statements of net income and comprehensive income. The new presentation requirements are effective for interim and annual periods beginning after December 15, 2011. The adoption of this standard did not have a material impact on our financial statements.

In September 2011, the FASB issued Accounting Standards Update 2011-08, Testing Goodwill for Impairment. This update amended the provisions of FASB ASC 350-20-35 by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this standard did not have a material impact on our financial statements.

In July 2012, the FASB issued the FASB Accounting Standards Update No. 2012-02 “Intangibles—Goodwill and Other (Topic 350) Testing Indefinite-Lived Intangible Assets for Impairment” (“ASU 2012-02”).

This Update is intended to reduce the cost and complexity of testing indefinite-lived intangible assets other than goodwill for impairment. This guidance builds upon the guidance in ASU 2011-08, entitled Testing Goodwill for Impairment. ASU 2011-08 was issued on September 15, 2011, and feedback from stakeholders during the exposure period related to the goodwill impairment testing guidance was that the guidance also would be helpful in impairment testing for intangible assets other than goodwill.

The revised standard allows an entity the option to first assess qualitatively whether it is more likely than not (that is, a likelihood of more than 50 percent) that an indefinite-lived intangible asset is impaired, thus necessitating that it perform the quantitative impairment test. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired.

This Update is effective for annual and interim impairment tests performed in fiscal years beginning after September 15, 2012.  Earlier implementation is permitted.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows.  Based on that review, the Company believes that none of these pronouncements will have a material effect on its consolidated financial statements.

NOTE 2 - MERGER AND RECAPITALIZATION

On August 18, 2009, the Company was merged with Universal Media Corporation (“Universal Media”), a private Nevada corporation.  The transaction has been accounted for as a reverse merger, and Universal Media is the acquiring company on the basis that Universal Media’s senior management became the entire senior management of the merged entity and there was a change of control of Dynalyst Manufacturing Corporation.   In accordance with Accounting Standards Codification (“ASC”) 805-10-40, Business Combinations – Reverse Acquisitions, Universal Media was the acquiring entity for accounting purposes.  While the transaction is accounted for using the purchase method of accounting, in substance the transaction was a recapitalization of Dynalyst Manufacturing Corporation’s capital structure.

From its inception, on March 13, 2002, until the date of the transaction on August 18, 2009, Dynalyst Manufacturing Corporation was a manufacturer of printed circuit board used for testing new electronic products using computer chips.  Its assets and liabilities were transferred to a new corporation immediately following the consummation of the reverse merger. The historical financial statements are those of UMED, the accounting acquirer, immediately following the consummation of the reverse merger.

In connection with the merger, Dynalyst Manufacturing Corporation issued 57,500,000 restricted common shares to stockholders of UMED.  The value of the stock that was issued to UMED’s equity holders was $57,500, the then fair value of the Company’s common stock.  (See discussion Note 11 Related Party Transactions).   The issued and outstanding number of common shares subsequent to the closing was 76,971,532.  In connection with the merger, existing stockholders retained 19,471,532 common shares.

NOTE 3 - BASIS OF PRESENTATION

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of UMED and its subsidiary (refer below table) are prepared to conform to accounting principles generally accepted in the United States of America.  All significant inter-company accounts and transactions were eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the following entities, all of which the Company maintains control through a majority ownership:

		Form of	State of
Name of Entity	%	Entity	Incorporation	Relationship
UMED Holdings, Inc.	0	Corporation	Texas	Parent
Mamaki Tea & Extract, Inc.	100%	Corporation	Nevada	Subsidiary
Universal Media Corporation	100%	Corporation	Wyoming	Subsidiary
Greenway Innovative Energy, Inc.	100%	Corporation	Nevada	Subsidiary

NOTE 4 - GOING CONCERN UNCERTAINTIES

Going Concern Uncertainties

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statement, the Company has incurred a deficit of $3,069,898 as of December 31, 2012. The ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations or on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern for the next twelve months.

To meet these objectives, the Company continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms and timely manner, if at all.  The failure to obtain the necessary working capital would have a material adverse effect on the business prospects and, depending upon the shortfall, the Company may have to curtail or cease its operations.

The accompanying consolidated financial statements do not include any adjustment to the recorded assets or liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence.

NOTE 5 – ACQUISITIONS

On May 2, 2012, we acquired 80% of Mamaki Tea & Extract of Hawaii, Inc. to expand our diversification of asset and operations.   Mamaki Tea is a 26 acres operating mamaki tea farm located on the Big Island of Hawaii.  We acquired Mamaki Tea for 5,000,000 shares of the Company’s restricted common stock plus $150,000 of cash.  On December 31, 2012, we acquired the remaining 20% for 500,000 shares of restricted common stock and $127,800 of cash.   The purchase price of $778,430 was allocated to mamaki tree assets in the amount of $750,000 and equipment in the amount of $28,430.  As additional consideration to the Mamaki officers and shareholders, we have agreed to issue shares of restricted common stock at the following Mamaki revenue levels:

      500,000 shares when Mamaki revenues reach $400,000
                                                     1,000,000 shares when Mamaki revenues reach $1,000,000
                                             1,500,000 shares when Mamaki revenues reach $5,000,000
                                             2,000,000 shares when Mamaki revenues reach $10,000,000
                                             3,000,000 shares when Mamaki revenues reach $25,000,000

On August 23, 2012, we acquired 100% of Greenway Innovative Energy, Inc. to acquire the intellectual property associated with Gas To Liquid, which converts natural gas to diesel and jet fuel.  We acquired Greenway for 6,000,000 shares of the Company’s restricted common stock, recovered from 1st Resource Ventures #1 LLC as discussed in Notes 11 and 13.  We have the right to repurchase 50% of the shares within the first 15 months from the date of the agreement, if Greenway does not have a portable Gas to Liquid (GTL) patient on file or Greenway does not have a provisional patent covering the catalytic reaction process.  We have agreed to issue an additional 7,500,000 shares of restricted common stock when the first portable GTL unit is build and becomes operational.  Also, we have agreed to pay Greenway officers a 2% royalty on all gross production sales on each unit placed in production.

Mamaki Tea and Greenway were both created at the time of their acquisition by the Company and all of their operating data is included in the 2012 financials.

NOTE 6 – PRPOERTY, PLANT AND EQUIPMENT

Property, plant and equipment, their estimated useful lives, and related accumulate depreciation at December 31, 2012 and 2011, respectively, are summarized as follows:

	Range of
	Lives in	December 31,
	Years	2012	2011
Buildings	20	$871,842	$-
Mamaki Tea Bushes	20	750,000	-
Equipment	5	20,254	13,221
Furniture and fixtures	5	317	-
		1,642,413	13,221
Less accumulate depreciation		(75,139)	(13,221)
		$1,567,274	-

Depreciation expense		$61,918	$3,221

NOTE 7 – INVESTMENTS

Investments consisted of the following at December 31, 2012 and 2011:

	2012	2011
Jet Tech LLC

In October 2011, the Company acquired a 49% interest in JetTech LLC (Exhibit
10.8), which is an aerospace maintenance operation located at Meacham
Airport in Fort Worth, Texas for 600,000 shares of the Company's restricted
Common Stock. The shares were valued at $.15 per share.	90,000	90,000

Rig Support Services

In February 2012, the Company acquired a 50% interest in Rig Support Services,
Inc. (Exhibit 10.7) for 600,000 shares of restricted Common Stock (100,000 shares issued at December 31, 2012), which has implemented a unique and valuable technology and asset management tool for the oil and gas industry. This tool will not only provide independent rig owners and operating companies the ability to more accurately view and report on drilling operations, it will also allow for a more streamlined approach to processing purchase orders, receiving parts, saving dollars, and ensuring increased efficiency by significantly decreasing rig down--time due to mechanical break-downs. The investment at December 31,
2012 includes the 100,000 shares valued at $6,000 plus $10,000 advance to Rig
Support.	16,000	-

Total Investments	$106,000	$90,000

NOTE 8 – TERM NOTES PAYABLE

Term notes payable consisted of the following at December 31, 2012 and 2011:
	December 31, 2012	December 31, 2011

Secured note payable dated August 17, 2012 (Southwest Capital Funding, Ltd.), interest at 7.7% per annum, payable on 15 year amortization schedule with balance due on August 16, 2017	$838,358	$-

Secured note payable dated August 17, 2012 (Bob Romer), interest at 9.0% per annum, payable on 15 year amortization schedule with balance due on August 16, 2015	149,375	-

Unsecured note payable dated August 17, 2012 (Bob Romer), monthly installments of $1,500, including interest at 9% per annum, through 2017	98,750	-
Secured note payable (John Deere), monthly installments of $4,632, including interest at 4.9% per annum through December 2016	4,348	-

Total	1,090,831	-
Less: Current portion	201,000	-
Term Notes Payable - Long term portion	$889,831	$-

Accrued interest payable on the term notes payable was $30,169 and $0 at December 31, 2012 and 2011, respectively.

NOTE 9 – ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31, 2012 and 2011:

	December 31,
	2012	2011
Accrued consulting fees	$180,000	$90,000
Accrued interest expense	30,168	-
Accrued miscellaneous expenses	2,880	-

Total accrued expenses	$213,048	$90,000

NOTE 10 – CAPITAL STRUCTURE

The Company's capital structure is not complex.  The Company is authorized to issue 300,000,000 shares of common stock with a par value of $.0001 per share and 20,000,000 shares of preferred stock with a par value of $.0001 per share.  Each common stock share has one voting right and the right to dividends if and when declared by the board of directors.

Common Stock

At December 31, 2012, there were 125,269,141 shares of common stock and 15,738,894 shares of preferred stock, respectively, issued and outstanding.

In December 2012, the Company issued 2,454,723 shares of restricted common stock for the conversion of $300,000 of advances to the Company.

In December 2012, the Company issued 500,000 shares of restricted common stock for the remaining 20% interest in Mamaki of Hawaii, Inc. and valued the shares at $269,330.

In September 2012, the Company issued 1,520,248 shares of restricted common stock for consulting services rendered to the Company and valued the shares at $76,164.

In May 2012, the Company issued 5,000,000 shares of restricted common stock for 89% of Mamaki of Hawaii, Inc. and valued the shares at $250,000.

In May 2012, the Company issued 142,500 shares of restricted common stock to an individual for legal services rendered to the Company and valued the shares at $14,252.

In May 2012, the Company issued 1,700,000 shares of restricted common stock to individuals for the conversion of $170,000 of advances to the Company.

In May 2012, the Company issued 500,000 shares of restricted common stock to an individual for $25,000 cash.

In April 2012, the Company issued 100,000 shares of restricted common stock to Rig Support Services, Inc. towards its investment and valued the shares at $6,000.

In March 2012, the Company issued 500,000 shares of restricted common stock to an individual for the conversion of $50,000 of advances to the Company.

In December 31, 2011, the Company issued 600,000 shares of restricted common stock in the acquisition of 49% interest in JetTech LLC and valued the shares at $90,000.

In June 2011, the Company issued 1,875,000 shares of restricted common stock, 625,000 to its president, chief executive officer and chief financial officer, in accordance with their employment agreements.  The shares were valued at a total of $18,750.

In June 2011, the Company issued 4,000,000 shares of restricted common stock for consulting services rendered to the Company and valued the shares at $40,000.

In June 2011, the Company issued 10,000,000 shares of restricted common stock, 2,500,000 to its president, chief executive officer, chief financial officer, and 2,500,000 to an outside consultant in the acquisition of their interest in Gas to Liquid manufacturing and operating companies owned by Resource Venture Partners LLC.  The shares were valued at a conservative $100,000 as the future income potential is not certain at this time.

In March 2011, the Company issued 2,723,933 shares of restricted common stock to individuals for the conversion of $272,393 of advances to the Company.

In March 2011, the Company issued 6,217,392 shares of restricted common stock to individuals for $338,000 cash.

In February 2011, the Company issued 141,963 shares of restricted common stock for consulting services and valued the shares at$7,098.

The issuance of these shares was exempt from the registration requirements of the Securities Act of 1933 under Section 4 (2) thereof.

Preferred Stock

At December 31, 2012, there were 15,738,894 shares of preferred stock, respectively, issued and outstanding.
Each preferred share is convertible, at the option of the preferred shareholder, into common stock with 738,894 being convertible at the rate of one preferred share for fifteen shares of common stock and 15,000,000 shares being convertible on a one for one basis.  The 15,000,000 shares have voting rights equal to 15 votes per preferred share on all matters voted on by the Company’s shareholders.

In June 2011, the Company issued restricted preferred stock in the following transactions;

•
The Company’s board of directors approved the issuance 5,000,000 shares of restricted preferred stock to its chief executive officer.  The board of directors approved that these preferred shares shall have 15 votes per preferred share on all matters voted on by the Company’s shareholders.  The shares were valued at par value of $500.

•
The Company’s board of directors approved the issuance 5,000,000 shares of restricted preferred stock to its president.  The Board approved that these preferred shares shall have 15 votes per preferred share on all matters voted on by the Company’s shareholders.  The shares were valued at par value of $500.

•
The Company’s board of directors approved the issuance 5,000,000 shares of restricted preferred stock to its chief financial officer.  The board of directors approved that these preferred shares shall have 15 votes per preferred share on all matters voted on by the Company’s shareholders.  The shares were valued par value of at $500.

In March 2010, there were 200,000 shares of preferred shares converted to 3,000,000 shares of restricted common stock at the conversion ratio of 15 common to 1 preferred.
.
The issuance of these shares was exempt from the registration requirements of the Securities Act of 1933 under Section 4 (2) thereof.

Stock options, warrants and other rights

As of December 31, 2012, the Company has not adopted any employee stock option plans.

NOTE 11 – RELATED PARTY TRANSACTIONS

In June 2011, the Company's management agreed to assign to the Company a 30% interest in 1st Resource Ventures #1, LLC, a manufacturing company and a 30% interest in 1st Resource Operating Company LLC, an operating company for the Gas to Liquid Units related to the Company’s agreement with 1st Resource Group, Inc.  The Company issued 10,000,000 shares of restricted common stock for the assignment, which was the same number of shares originally paid by the members of management to Resource Venture Partners LLC, a company associated with 1st Resource Group, Inc. for the 30% interests in both entities.

The Company contended that the shares were obtained under false pretense and misleading information and sued 1st Resource Ventures #1, LLC to have the shares returned to the Company.  The Company and 1st Resource Ventures #1, LLC reached a settlement agreement in 2012 whereby 1st Resource Ventures #1, LLC and its members agreed to return the 10,000,000 shares to the Company.

NOTE 12 – INCOME TAXES

At December 31, 2012 and 2011, the Company had approximately $3.0 million and $2.1 million, respectively, of net operating losses (“NOL”) carry forwards for federal and state income tax purposes.  These losses are available for future years and expire through 2032.  Utilization of these losses may be severely or completely limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382.

The provision for income taxes for continuing operations consists of the following components for the years ended December 31:

	2012	2011
Current	$-	$-
Deferred	-	-
Total provision for (benefit from) income taxes	$-	$-

A comparison of the provision for income tax expense at the federal statutory rate of 34% for the years ended December 31 to the Company’s effective rate is as follows:

	2012	2011
Federal statutory rate	(34.0)%	(34.0)%
State tax, net of federal benefit	-	-
Permanent differences and other including surtax exemption	-	-
Valuation allowance	34.0	34.0

Effective tax rate	-%	-%

The net deferred tax assets and liabilities included in the financial statements consist of the following amounts at December 31:

	2012	2011
Deferred tax assets
Net operating loss carry forwards	$935,100	$992,200
Deferred compensation	1,901,500	1,031,000
Other allowances	233,200	154,000
Total	3,069,800	2,177,200
Less valuation allowances	(3,069,800)	(2,177,200)
Deferred tax assets	$-	$-

Deferred tax liabilities
Depreciation and amortization	$-	$-

Net long-term deferred tax asset	$-	$-

The change in the valuation allowance was $892,600 and $1,830,700 for the years ended December 31, 2012 and 2011, respectively.  The Company has recorded a 100% valuation allowance related to the deferred tax asset for the loss from operations, interest expense, interest income and other income subsequent to the change in ownership, which amounted to $3,069,800 and $2,177,200 for the years ended December 31, 2012 and 2011, respectively.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, historical taxable income including available net operating loss carry forwards to offset taxable income, and projected future taxable income in making this assessment.

NOTE 13 – COMMITMENTS

Employment Agreements

In June 2011, the Company entered into employment agreements with its chief executive officer, president and chief financial officer.  The Agreements are for a term of 5 years with compensation of $180,000 the first year, $240,000 the second year, $300,000 the third year, $350,000 the fourth year and the fifth year at a salary commensurate with those in similar industries.  The employment agreements also provide for the officers to received 1,250,000 shares of restricted common stock annually for each year of the employment agreement.  During the years ended December 31, 2012 and 2011, the Company accrued $720,000 and $540,000, respectively, as management fees in accordance with the terms of these agreements.

Leases

The Company was committed on a lease for 3,500 square feet of office space through August 2012 at the rate of $5,800 per month. Subsequent to August 2012, the Company continued to lease this space on a month-to-month basis.  During the years ended December 31, 2012 and 2011, the Company paid $69,600 and $ 29,000, respectively, in rent expense.

Legal

On December 15, 2011, after investing $473,000, the Company’s terminated a technology agreement with 1st Resource Group, Inc. expired due to the Company’s obtaining information that certain warrants made to it were not accurate and the ability to build the equipment related to the technology was not feasible at this time and will require revisions in the technology.  The Company has made the decision to write-off the $473,000 investment in the technology agreement and the $100,000 investment in G2L manufacturing and operating entities as their future values are in doubt.

As discussed in Note 1 above, the Company also had invested in operating and manufacturing entities controlled by 1st Resources Ventures #1, LLC.  The Company contended that the shares were obtained under false pretense and misleading information and sued 1st Resource Ventures #1, LLC to have the shares returned to the Company.  The Company and 1st Resource Ventures #1, LLC reached a settlement agreement in 2012 whereby 1st Resource Ventures #1, LLC and its members agreed to return the 10,000,000 shares to the Company.

NOTE 14 – SEGMENT INFORMATION

The accounting standards for reporting information about operating segments define operating segments as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how allocate resources and in assessing performance.  The Company’s chief operating decision maker is the Chief Executive Officer.  The Company is organized by line of business.  While the Chief Executive Officer evaluates results in a number of different ways, the line of business management structure is the primary basis for which the allocation of resources and financial results are assessed.  Under aforementioned criteria, the Company operates in one reporting segment and corporate activities.

Mamaki of Hawaii is the reporting segment that derives its income from the sale of mamaki tea.

The information provided below is obtained from internal information that is provided to the Company’s chief operating decision maker for the purpose of corporate management.  The Company uses operating income (loss) to measure segment performance.  The Company does not allocate corporate interest income and expense, income taxes, other income and expenses related to corporate activity or corporate expense for management and administrative services to its reporting segment.  Because of this unallocated income and expense, the operating income (loss) of the reporting segment does not reflect the operating income (loss) the reporting segment would report as a stand-alone business and therefore we do not present indirect operating expenses.

The table below illustrates the Company’s results for the reporting segment for the year ended December 31, 2012, as the reporting unit was acquired at its inception in May 2012:

2012

Sales	$59,257
Cost of sales	32,221
Gross Profit	27,036

General and administration expense	228,073
Depreciation expense	61,868
Operating loss	(262,905)

Other income (expense)
Interest expense	(60,727)
Forgiveness of debt	443,927
Total Other income	383,200

Net income	$120,295

December 31, 2012

Total assets	$2,052,997
Total liabilities	$1,154,271

NOTE 15 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date these financial statements were issued and has determined that there are no subsequent events or transactions requiring recognition or disclosure in the financial statements.